Exhibit 10.12

LIMITED LIABILITY PARTNERSHIP CONFORMED COPY

DUCHESSGROVE LIMITED

LAVENDERVIEW LIMITED

GRAPEDRIVE LIMITED

GRAPECLOSE LIMITED

THE MANAGERS

THE INVESTORS

INMARSAT VENTURES PLC

SHAREHOLDERS AGREEMENT

CONTENTS

Clause
1.	Initial Transaction Steps
2.	Conditions
3.	Completion
4.	Warranties
5.	Undertakings
6.	Directors
7.	Financial Information
8.	Matters Requiring Consent
9.	Miscellaneous
10.	Costs And Fees
11.	Service Agreements
12.	Adherence By New Shareholders
13.	Corporate Governance And Conduct After Completion
14.	Independent Appraisals/No Duty Of Care
15.	Listing
16.	Further Share Issues
17.	Duration
18.	Announcements And Notices
19.	Governing Law
20.	Interpretation

Part B Registration Rights
Schedule 8	Agreed Form Deeds Of Adherence
Part A Agreed Form Managers Deed Of Adherence
Part B Agreed Form Additional Investors Deed Of Adherence
Part C Agreed Form Original Investors Deed Of Adherence

AGREED FORM DOCUMENTS

1.                                 Announcement

2.                                 Articles of Association

3.                                 Deeds of Adherence

4.                                 Delegated Authorities Memorandum

5.                                 Disclosure Letter

6.                                 Finance Documents

7.                                 Managers’ Questionnaires

8.                                 Intercompany Loan Agreements

9.                                 Service Agreement Amendment Agreements

10.                           Subordinated Preference Certificates Instrument

11.                           Scheme Document

12.                           Tranche A Subordinated Preference Certificates Instrument

13.                           Warrant Instrument

14.                           Written Resolutions

This Agreement is entered into on 16 October 2003

BETWEEN:

(1)                            DUCHESSGROVE LIMITED (registered in England under no. 4886072), whose registered office is at 10 Upper Bank Street, London, E14 5JJ (the “Company”);

(2)                            LAVENDERVIEW LIMITED (registered in England under no. 4917504), whose registered office is at 10 Upper Bank Street, London, E14 5JJ (“SPCCo”);

(3)                            GRAPEDRIVE LIMITED (registered in England under no. 4886115), whose registered office is at 10 Upper Bank Street, London, E14 5JJ (“MidCo”);

(4)                            GRAPECLOSE LIMITED (registered in England under no. 4886096), whose registered office is at 10 Upper Bank Street, London, E14 5JJ (“BidCo”);

(5)                            THE SEVERAL PERSONS whose names and addresses are set out in Schedule 1 (the “Managers” and each a “Manager”);

(6)                            THE SEVERAL PERSONS whose names and addresses are set out in Parts A and B of Schedule 2 (the “Original Investors” and each an “Original Investor”); and

(7)                            INMARSAT VENTURES PLC (registered in England under no. 3674573), whose registered office is at 99 City Road, London, EC1Y 1AX (the “Target”).

WHEREAS:

(A)                        The Company is the holding company of SPCCo and the ultimate holding company of MidCo and BidCo.

(B)                          BidCo intends to acquire the entire issued ordinary share capital of the Target.

(C)                          In order to effect the acquisition of the Target, the Target intends to propose a scheme of arrangement under section 425 of the Act to its shareholders pursuant to which BidCo will become the owner of the entire issued share capital of the Target and (i) BidCo will pay the cash consideration due under the Cash Offer and (ii) to the extent that Target Shareholders so elect, the Company and SPCCo will issue TopCo Units due under the Securities Offer.

(D)                         This Agreement sets out the terms on which the Original Investors and the Managers are willing to invest in the Company and the terms on which the Original Investors are willing to subscribe for Subordinated Preference Certificates in SPCCo.

(E)                           This Agreement creates certain other rights and obligations between the parties and those becoming parties to this agreement.

(F)                           Those Target Shareholders who validly elect to receive TopCo Units pursuant to the Securities Offer shall become parties to this agreement (as Additional Investors) by execution of a Deed of Adherence.

(G)                          The Target is only a party to this Agreement for the purpose of its rights and obligations pursuant to clauses 1, 2.1, 2.2, 2.4 and 2.5.

NOW IT IS HEREBY agreed as follows:

1.           INITIAL TRANSACTION STEPS

1.1                           In order to implement the Scheme, the parties hereby agree, subject to the provisions of this Agreement, to take all actions within their control as set out below to cause the following matters to be carried out as soon as reasonably practicable following the execution of this Agreement and in any event, by the times set out in this Agreement:

1.1.1                            the Target will lodge a Claim Form with the Court, inter alia, seeking leave to convene the Court Meeting;

1.1.2                            the Announcement will be released for publication by the Company and BidCo;

1.1.3                            BidCo and the Original Investors will give their written consent to the despatch of the Scheme Document with the inclusion of references to each of them and their respective directors and officers.  The Target will despatch the Scheme Document containing the independent directors’ recommendation to its shareholders; and

1.1.4                            BidCo and the Target will make all necessary regulatory filings and/or clearance applications for the implementation of the Offer.

1.2                           The obligations of the Target under this Agreement shall not require the Target to breach any duty of confidentiality which it owes to any third party or require its directors to do or omit to do anything (including without limitation causing Target to do or omit to do anything) if, and only to the extent that, they conclude, in good faith, that such action or omission would be in breach of their fiduciary duties as directors of the Target.

2.                                 CONDITIONS

2.1                           Completion is conditional upon the following matters (the “Shareholders Agreement Conditions”) being fulfilled:

2.1.1                            the Offer having been announced in accordance with Rule 2.5 of the Takeover Code within 7 days of the date hereof or such later period as the Original Investors and the Target may agree; and

2.1.2                            in the case of the Scheme, the Effective Date having occurred or, in the case of a Subsequent Offer, the offer becoming or being declared unconditional in all respects in each case by 30 April 2004.

2.2                           The Company undertakes to the Original Investors:

2.2.1                            not to, and to procure that the other relevant members of the Group do not, amend, vary, novate, supplement or terminate any of the Finance Documents, the Subordinated Preference Certificates Instrument or the Tranche A Subordinated Preference Certificates Instrument or waive any right or give any consent or exercise any discretion under any of those documents, or vary, amend, increase or extend the Scheme or announce a Subsequent Offer, or agree to do any of such things, without in each such case the unanimous written consent of the Original Investors; and

2.2.2                            if the Original Investors (acting unanimously and having obtained the written consent of each of the other parties to such agreements or, in the case of the Scheme or Subsequent Offer, the Target) so direct, to take (and to procure that each relevant member of the Group shall take) such action as the Original Investors shall direct to amend, vary, novate, supplement or terminate any of the Finance Documents or the Subordinated Preference Certificate Instrument or waive any right or give any consent or exercise any discretion under any of those documents, or vary, amend, supplement, increase, extend or withdraw the Scheme whether such variation, amendment, increase, extension or withdrawal is effected by scheme of arrangement, Subsequent Offer or otherwise.

2.3                           Each of the Managers undertakes to the Company, BidCo and the Original Investors subject to his fiduciary duties as a director of the Target and of any other member of the Target Group and any requirements of law or a regulatory authority including any obligations of confidentiality to which he is subject:

2.3.1                            and, further subject to clause 2.4.1, to use his reasonable endeavours to procure that, prior to the Completion Date, the business of the Target Group is carried on in the ordinary course and that no Confidential Information concerning the Target Group or its business is disclosed to any third party other than (i) in the ordinary course of business or (ii) as required pursuant to the Takeover Code or (iii) to the Original Investors and their professional advisers;

2.3.2                            and, further subject to receipt by the Manager of such information as he may reasonably require so as to enable him to form the opinion set out in Section 156(2) of the Act to ensure, to the extent that he is able, that he will at or around Completion do everything necessary to ensure the Target Group is able to give any financial assistance contemplated by the Finance Documents, including but not limited to the passing of any board resolutions or giving of any required statutory declarations; and

2.3.3                            to give notice to the Original Investors in writing promptly if he becomes aware before the Completion Date of any fact, matter, event or circumstance which:

(a)                     does or would be reasonably likely to give rise to a breach of any of the obligations undertaken by any of the Managers pursuant to this Agreement;

(b)                    does or would be reasonably likely to give rise to a breach by a member of the Target Group of its obligations pursuant to clause 2.4.1;

(c)                     does or would be reasonably likely to give rise to a breach of any of the representations, warranties, undertakings or agreements contained in the Finance Documents; or

(d)                    is reasonably likely to prevent a Shareholders Agreement Condition being satisfied.

2.4                           Between the execution of this Agreement and Completion the Target shall in consideration for BidCo agreeing to the publication of the announcement of the Scheme:

2.4.1                            undertake and procure that each member of the Target Group shall undertake that unless otherwise agreed by BidCo none of the acts specified in paragraphs 1 to 36 of Schedule 5 shall be carried out PROVIDED THAT,

(a)                     for the purposes of this clause 2.4.1, references in Schedule 5 to the Enlarged Group shall be replaced by the Target Group; and

(b)                    a matter covered by Schedule 5 will not require the consent of Bidco if it has been approved by Michael Storey as the Chief Executive Officer of the Target and such approval is within the scope of the Delegated Authorities Memorandum in the agreed form;

2.4.2                            procure that the Company, BidCo and the Original Investors and any of their duly authorised employees, officers or representatives (including professional advisers) and finance providers and their advisers shall at all times on reasonable prior notice be given all reasonable access to the employees and premises of the Target Group, including, but not limited to,

(a)                     procuring that such officers and senior employees of the Target shall be made available for meetings with the Original Investors as reasonably requested including to (i) confirm compliance with Schedule 5 and (ii) provide an update on current trading and capital expenditure of the Target Group; and

(b)                    ensure that the auditors of the Group are given sufficient access to the premises and financial papers of the Target Group to facilitate the giving of any financial assistance on or around the Completion Date by any member of the Enlarged Group as contemplated by the Financing Documents;

2.4.3                            before 30 November 2003, provide the Original Investors with consolidated financial statements of the Group in accordance with generally accepted accounting principles in the United States (“US GAAP”) for the nine month period ending on 30 September 2003 with comparative statements for the nine month period ending on 30 September 2002, reviewed (but not audited) by the auditors of the Group;

2.4.4                            to take all commercially reasonable actions within its control as soon as practicable to:

(a)                     satisfy, or procure the satisfaction of, each Shareholders Agreement Condition and Condition to the extent that it is within the control of Target or any member of the Target Group; and

(b)                    implement the Scheme;

2.4.5                            shall, to the extent permitted by law:

(a)                     co-operate with BidCo in good faith with a view to satisfying each Condition, including providing all information reasonably required by BidCo promptly on request;

(b)                    provide all information reasonably required by any Regulatory Body;

(c)                     regularly update BidCo on the progress of obtaining any approvals, consents, modifications or waivers necessary or reasonably desirable in relation to the implementation of the Offer and Scheme; and

(d)                    promptly inform BidCo of the satisfaction of any Condition;

2.4.6                            consult with BidCo, to the extent reasonably practicable in advance in relation to all Communications, including promptly providing copies of any written Communications to BidCo;

2.4.7                            subject to the directions of the Court as soon as reasonably practicable after the date hereof give notice to Target Shareholders convening the Meetings to take place at a date on or about 1 December 2003 or such later date as the Original Investors may agree;

2.4.8                            consult with BidCo regarding the timing of publication and content of the Scheme Document in good time prior to its publication; and

2.4.9                            to the extent it is commercially reasonable, as soon as practicable and in any event by the relevant due date, to procure that all covenants in the Finance Documents are complied with, including without limitation, covenants in connection with the High Yield Notes.

2.5                           Shareholder Documentation

2.5.1                            Target and BidCo shall provide to each other any information about their respective Groups which is reasonably required by the other party to be included in any Communications, in the Scheme Document, in the announcement of the Offer or any other document required to be published in relation to the Offer or the Scheme.

2.5.2                            Each of Target and BidCo shall procure that, so far as is reasonable, members of its board or other relevant officers accept responsibility for the information contained in the Scheme Document relating to Target or BidCo, as required, and shall give its consent to the inclusion of its name and statements accepting responsibility for such information in the Scheme Document.

2.5.3                            If any supplementary Scheme Document or other document relating to the Offer or the Scheme is proposed to be sent by Target to its shareholders in relation to the Offer or the Scheme, Target shall, so far as reasonably practicable, consult with BidCo regarding the timing and content of the relevant document in good time prior to publication of the document.

2.5.4                            Where consultation has taken place in accordance with clause 2.5.3, each of Target and BidCo shall procure that, so far as is reasonable, members of its board or other relevant officers accept responsibility for the information contained in the supplementary Scheme Document or other document relating to that party and give their consent to the inclusion of their names and statements accepting responsibility for such information in such document in each case as required.

2.5.5                            Where no consultation has taken place in accordance with clause 2.5.3, no member of the BidCo board or other relevant officer shall be required to accept responsibility for the information contained in the supplementary Scheme Document or other document relating to BidCo or give their consent to the inclusion of their names and statements accepting responsibility for such information in such document.

2.6                           If the Shareholders Agreement Conditions are not fulfilled by 30 April 2004, or if the Offer lapses or if a majority of the Independent Directors conclude, acting in good faith, that they should withdraw their recommendation of the Cash Offer and give written notice of the same to the Company, this Agreement shall automatically terminate with immediate effect:

2.6.1                            this clause 2.6, together with clauses 9 (other than clause 9.19) (Miscellaneous), 14 (Independent Appraisals/No Duty of Care), 18 (other than clause 18.1) (Announcements and Notices), 19 (Governing Law) and 20 (Interpretation) shall continue to apply; and

2.6.2                            termination shall not affect a party’s accrued rights and obligations at the date of termination although each party’s further rights and obligations shall cease immediately on termination.

3.                                 COMPLETION

Completion will take place at the offices of the Original Investors’ Solicitors on the Completion Date (or at such other place or date as the Original Investors may agree but no later than 30 April 2004).  At Completion the following shall take place (to the extent that they have not taken place prior to the Completion Date):

3.1                           the directors of each Group Company shall hold a board meeting to approve all documents to be executed by such Group Company at Completion and all matters contemplated or required by such documents;

3.2                           the shareholders of the Company shall execute the Written Resolutions to adopt the Articles of Association, to increase the authorised share capital of the Company to the amounts set out in Schedule 4, and to authorise the issue and allotment of the shares referred to in clauses 3.3, 3.4 and 3.5 below;

Managers Subscription

3.3                           each of the Managers shall subscribe and pay for in cash at the price of EUR 1.00 plus the amount calculated as the Ratchet Premium per share (by transfer of funds for same day value), and the Company shall issue and allot to them, the number of “A” Ordinary Shares set opposite their respective names in column 2 of Schedule 1 and the Company shall enter their respective names in the register of members of the Company and shall issue share certificates in respect of such shares;

Additional Investor Allotments

3.4                           the Company and SPCCo shall allot and issue to each Target Shareholder which has made a valid election (or to such of its Affiliates as have validly elected) under the Securities Offer such number of “B” Ordinary Shares and Subordinated Preference Certificates respectively as it shall be entitled to receive under the Securities Offer and (i) the Company shall enter the names of each such persons in the register of members of the Company and shall issue certificates to such persons in respect of such “B” Ordinary Shares and (ii) SPCCo shall enter the names of such persons in the register of Subordinated Preference Certificateholders and shall issue certificates to such persons in respect of such Subordinated Preference Certificates;

Original Investors Subscription

3.5                           each of the Original Investors, or such of its Original Investor Newcos that it has notified the Company in writing of at least 5 Business Days before the Effective Date (subject to each Original Investor Newco validly entering into a Deed of Adherence in accordance with clause 12 below), shall subscribe and pay in cash at the price of EUR 1.00 per share (by transfer of funds for same day value) and the Company shall issue and allot to them,

3.5.1                            the Minimum Share Subscription; and

3.5.2                            pro rata to each Original Investor’s subscription pursuant to clause 3.5.1, such additional number of “B” Ordinary Shares at a price of EUR 1.00 per share as equals

(a)                     the difference between the Maximum Share Subscription and the Minimum Share Subscription less

(b)                    such number of “B” Ordinary Shares that are to be issued to Additional Investors pursuant to clause 3.4 as a result of the Target Shareholders electing to accept the Securities Offer, and the Company shall enter their respective names in the register of members of the Company and shall issue share certificates in respect of such Shares;

3.6                           each of the Original Investors, or such of its Original Investor Newcos that it has notified the Company in writing of at least 5 Business Days before the Effective Date (subject to each Original Investor Newco validly entering into a Deed of Adherence in accordance with clause 12 below), shall subscribe and pay in cash in US$ the following amounts to be converted at the Conversion Rate on the Effective Date and applied to subscribe at the price of EUR 1.00 per EUR 1.00 in discounted nominal amount of Subordinated Preference Certificates (by transfer of funds for same day value) and SPCCo shall issue to them Subordinated Preference Certificates in respect thereof,

3.6.1                            the Minimum Subordinated Preference Certificate Subscription Amount; and

3.6.2                            pro rata to each Original Investor’s subscription in clause 3.6.1, such additional nominal amount of Subordinated Preference Certificates as equals:

(a)                     the difference between the Maximum Subordinated Preference Certificate Subscription Amount and the Minimum Subordinated Preference Certificate Subscription Amount; less

(b)                    the amount in US$ treated, pursuant to the terms of the Scheme, as being applied in subscribing for such number of Subordinated Preference Certificates as are to be issued to Additional Investors pursuant to clause 3.4 as a result of the Target Shareholders electing to accept the Securities Offer;

and SPCCo shall enter their respective names in the register of subordinated preference certificateholders of SPCCo and shall issue subordinated preference certificates in respect of such Subordinated Preference Certificates.

For the avoidance of doubt, the ratio of any further subscription of “B” Ordinary Shares to Subordinated Preference Certificates by the Original Investors pursuant to clauses 3.5.2 and 3.6.2 shall be in the same ratio as the Minimum Share Subscription to the Minimum Subordinated Preference Certificate Subscription Amount.

3.7                           Following, and to the extent of, receipt by the Company of the respective subscription monies referred to in clauses 3.3, 3.4 and 3.5 above, the Company shall subscribe and pay for in cash at the price per share set out below (by transfer of funds for same day value) the following number of shares in SPCCo respectively:

1,080,000           A ordinary shares at EUR 2.00 per share;

25,461,000         B ordinary shares at EUR 1.00 per share;

and SPCCo shall issue and allot such shares to the Company, in the capital of SPCCo and that SPCCo shall enter the name of the Company in its register of members and shall issue share certificates to the Company in respect of such shares.

3.8                           Following, and to the extent of, receipt by SPCCo of the subscription monies referred to in clause 3.7 above, SPCCo shall subscribe and pay for in cash at the price per share set out below (by transfer of funds for same day value) the following number of shares in MidCo respectively:

1,080,000 A ordinary shares at EUR 2.00 per share;

25,461,000 B ordinary shares at EUR 1.00 per share;

and MidCo shall issue and allot to SPCCo such shares in the capital of MidCo and shall enter SPCCo in its register of members and shall issue a share certificate to SPCCo in respect of such shares.

3.9                           Following, and to the extent of, receipt by MidCo of the subscription monies referred to in clause 3.8 above, MidCo shall subscribe and pay for in cash at the price per share set out below (by transfer of funds for same day value) the following number of shares in BidCo respectively:

1,080,000 A ordinary shares at EUR 2.00 per share;

25,461,000 B ordinary shares at EUR 1.00 per share;

and BidCo shall issue and allot to MidCo such shares in the capital of BidCo and shall enter MidCo in its register of members and shall issue a share certificate to MidCo in respect of such shares.

3.10                     Upon, and to the extent of, receipt of the subscription monies referred to in clauses   3.4 and 3.6 above, MidCo shall drawdown and SPCCo shall advance to MidCo  pursuant to the terms of the MidCo/SPCCo Intercompany Loan (by transfer of funds for same day value) an amount in US$ equal to the amount paid pursuant to clause 3.6 in subscribing for Subordinated Preference Certificates provided that such monies shall be advanced in US$ and converted at the Conversion Rate at the Effective Date into Euros for the purpose of determining the amount advanced pursuant to the MidCo/SPCCo Intercompany Loan.

3.11                     Upon, and to the extent of, receipt of the amount referred to in clause 3.10 above, BidCo shall drawdown and MidCo shall advance to BidCo pursuant to the terms of the BidCo/MidCo Intercompany Loan (by transfer of funds for same day value) of the same amount as the amounts advanced pursuant to clause 3.10 and shall also be advanced in US$ and converted at the Conversion Rate at the Effective Date into Euros for the purposes of determining the amount advanced pursuant to the BidCo/MidCo Intercompany Loan.

3.12                     Michael Storey, Michael Butler and Ramin Khadem shall (if they are not already directors) be appointed to the Board as directors and (if they are not already directors) Graham Wrigley shall be appointed to the Board as the Permira Director, Richard Wilson shall be appointed to the Board as the Apax Director and any person entitled to be appointed to the Board by an Additional Investor in accordance with Article 12 of the Articles of Association shall be so appointed.

3.13                     Subject to him agreeing to subscribe and pay the subscription monies due (by transfer of funds for same day value) the Company shall issue and allot to Andrew Sukawaty (“AS”) 189,000 “A” Ordinary Shares at a subscription price in cash of EUR 1.00 plus the amount calculated as the Ratchet Premium per share and the Company shall enter his name in the register of members of the Company and shall issue a share certificate in respect of such shares.  AS shall be appointed to the Board as non-executive director and Chairman of the Company.

3.14                     The Company shall execute and deliver the Warrant Instrument and the Tranche A Subordinated Preference Certificates Instrument in compliance with the Bridge Facility Documents.

3.15                     The Company shall procure that the Target executes, and each Manager shall execute, his Service Agreement Amendment Agreements.

3.16                     The Company shall do such acts and things required to be performed under the Finance Documents.

4.                                 WARRANTIES

4.1                           Each of the Managers hereby severally (but not jointly) warrants to each of the Original Investors that (subject to the matters fairly disclosed in the Disclosure Letter and to any matter expressly provided for under this Agreement) each of the statements set out in Schedule 3 (the “Warranties”) is true and accurate in all respects at the date of this Agreement (save that Paul Griffith does not warrant the statements set out in paragraph 3 of Schedule 3).  The Warranties contained in paragraphs 1 and 2 of Schedule 3  but, for the avoidance of doubt, none of the other Warranties shall be deemed to be repeated on each day up to and including the Completion Date.

4.2                           The Managers acknowledge that the Original Investors are entering into this Agreement in reliance on each of the Warranties.

4.3                           Each of the Warranties are separate and independent warranties and the Original Investors shall, subject to clause 4.8, have a separate claim and right of action in respect of every breach.  The Warranties shall continue in full force and effect after Completion.

4.4                           Each of the Managers hereby agrees with the Original Investors and the Company to waive any right which he may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given to him by any other Manager, any member of the Target Group or any of the Target Group’s officers or employees for the purpose of enabling him to give the Warranties or to prepare the Disclosure Letter save for fraud on the part of the relevant person.

4.5                           Each of the Warranties is given subject to the matters fairly disclosed in the Disclosure Letter and to any matter expressly provided for under this Agreement but is otherwise subject to no qualification.

4.6                           Where any of the Warranties or the statements in the Disclosure Letter is qualified by the expression “to the best of the knowledge, information and belief of” or “as far as the Manager is aware” or any similar expression, it shall be deemed to include and be limited to any knowledge or awareness which the person would have if the person had made all reasonable enquiries of the other Managers and such other persons that have been agreed in writing between each Manager and the Original Investors.

4.7                           Each Manager gives those Warranties which he gives pursuant to clause 4.1 in respect of himself only and not in respect of any other Manager.

4.8                           Save for claims in respect of any breach of any of the Warranties arising (or any delay in the discovery of which arises) as a result of fraud or dishonest concealment on the part of the relevant Manager:

4.8.1                            the aggregate liability of each Manager for all claims pursuant to the Warranties shall not exceed the amount set opposite his name in column 4 of Schedule 1;

4.8.2                            no liability of a Manager in respect of any claim for breach of any of the Warranties given by such Manager shall arise unless the amount of such claim exceeds £100,000;

4.8.3                            no liability of a Manager in respect of a claim for breach of any of the Warranties given by such Manager shall arise unless the amount of such claim when aggregated with the amounts recoverable in respect of other claims for breach of any of the Warranties given by such Manager exceeds £1,000,000, but then the liability shall be in respect of the whole amount of such claim subject to clause 4.8.1 and not just the excess over £1,000,000;

4.8.4                            no Manager shall be liable in respect of any claim for breach of any of the Warranties given by such Manager unless he shall have been given written notice of such claim prior to the date being three months after the date on which the Enlarged Group’s accounts for the financial year to 31 December 2004 are approved by the Board;

4.8.5                            the Original Investors shall not be entitled to recover more than once from each Manager in respect of any one matter giving rise to a claim under the Warranties;

4.8.6                            the Managers shall not be liable for any claim for breach of any of the Warranties given by the Managers to the extent that it arises, or is increased or extended by:

(a)                     any change to legislation, any increase in rates of taxation or any change in the published practice of a revenue authority, in each case made on/or after Completion with retrospective effect;

(b)                    any change in the accounting reference date of any Group Company made on/or after Completion; or

(c)                     any change in the accounting policy or practice of any Group Company made on/or after Completion, save where such change is required to conform such policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice;

4.8.7                            the Managers shall not be liable for any claim for breach of the Warranties given by the Managers to the extent that the fact, matter, event or circumstance giving rise to such claim is remediable and is remedied in full by or at the expense of the Managers within 15 days of the date on which written notice of such claim is given to the Managers; and

4.8.8                            the liability of each Manager for each individual claim for breach of the Warranties given by the Managers shall be limited to the percentage of the total amount of that claim set out opposite his name in column (5) of Schedule 1.

5.                                 UNDERTAKINGS

5.1                           For the purpose of this clause 5:

“the Business” means any business carried on by the Company or any Associated Company at the date of termination of the employment of any Manager and with which the relevant Manager has been concerned to a material extent in the 12 months immediately preceding such termination;

references to “Associated Companies” shall only be references to companies in respect of which the Manager has carried out material duties in the period of 12 months prior to the date of termination of the employment;

“Restricted Person” shall mean any person who or which has at any time during the period of 12 months immediately preceding the date of termination done business with the Company or any Associated Company as a LESO, other distributor or satellite supplier and with whom or which the Manager shall have had direct personal dealings, contact with or responsibility for during the 24 months preceding the date of termination of his employment;

“Key Employee” shall mean any person who at the date of termination of the Manager’s employment is employed or engaged by the Company or any Associated Company with whom the Manager has had material contact during the 24 months preceding the date of termination of his employment and (a) is employed or engaged in a senior capacity and/or (b) is in the possession of Confidential Information  belonging to the Company and/or (c) is directly managed by or reports to the Manager (in each case whether or not such person would commit a breach of contract by so doing).

5.2                           As further consideration for the Original Investors agreeing to subscribe for Ordinary Shares and Subordinated Preference Certificates on the terms of this Agreement, each of the Managers hereby undertakes and covenants with the Company, BidCo, the Additional Investors and the Original Investors that (except with Original Investor Consent):

5.2.1                            he will not in connection with the carrying on of any business in competition with the Business for the period of 12 months after the termination of his employment without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly:

(a)                     do business with a Restricted Person; or

(b)                    canvass solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any goods sold by the Company or any Associated Company, any Restricted Person; or

(c)                     solicit or entice away or endeavour to solicit or entice away from the Company or any Associated Company any Key Employee;

5.2.2                            he will not for the period of 12 months after the termination of his employment without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity save as a shareholder of not more than 4% (four) in aggregate of any class of shares, debentures or other securities of any company which are quoted on or dealt in any recognised investment exchange in a business anywhere within England, Scotland, Wales, Northern Ireland or the rest of the world which is in competition with the Business; and

5.2.3                            he will at the cost of the Company enter into a direct agreement or undertaking with any Associated Company whereby he will accept restrictions and provisions corresponding to but not exceeding the restrictions and provisions in sub-clauses 5.2.1 and 5.2.2 above or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such period not exceeding 12 months from after the termination of his employment as such Associated Company may reasonably require for the protection of its legitimate business interests.

5.3                           The covenants contained in sub-clauses 5.2.1 and 5.2.2 are intended to be separate and severable and enforceable as such.

5.4                           It is agreed between the parties that, whilst the restrictions set out in sub-clauses 5.2.1 and 5.2.2 are considered fair and reasonable, if it should be found that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in sub-clauses 5.2.1 and 5.2.2 it would not be void then there shall be substituted such next less extensive period and/or limit and/or activity or such deletions shall be made as shall render sub-clauses 5.2.1 and 5.2.2 valid and enforceable.

5.5                           The Company, BidCo and the Original Investors agree that any period for which a Manager may have complied with a direction to perform no duties and/or not to enter all or any of the premises of the Company in accordance with the clause in such Manager’s Service Agreement Amendment Agreement entitled “Garden Leave” or, in respect of Michael Storey, clause 21.2 of his Service Agreement dated 1 May 2002 shall be reduced from the 12 month period referred to in sub-clause 5.2.1, 5.2.2 and 5.2.3.

5.6                           The Company, BidCo and the Original Investors agree that, where a Manager has ceased to be employed by any member of the Enlarged Group in circumstances where his contract of employment has been wrongfully terminated, the provisions of sub-clauses 5.2.1 and 5.2.2 shall cease to apply in all respects immediately from the date of termination.

5.7                           Each Manager who is at the date he subscribes for Ordinary Shares, resident and ordinarily resident in the United Kingdom for tax purposes hereby undertakes that, if requested to do so by his employer company, he will enter into an election with his employer company under Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (the “Election”), no later than 14 days after subscribing for Ordinary Shares, and/or Subordinated Preference Certificates and such obligations shall be reciprocal on the relevant employer company if a Manager so requests that employer company to enter into an Election.

5.8                           If a reputable firm of valuers have not been engaged to produce a valuation report valuing the market value of the shares in the capital of the Company held by the Managers for the purposes of Chapter 2 of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (the “Valuation Report”) prior to the acquisition of such shares by the Managers pursuant to this Agreement, then the Company undertakes as soon as reasonably practicable after the issue of shares to the Managers to so engage a reputable firm of valuers to produce a Valuation Report.

5.9                           The Company (or employer company if different) undertakes to accept the valuation ascribed to the Managers’ shares by the Valuation Report for the purposes of PAYE and the Company undertakes to bear all costs relating to the preparation and production of the Valuation Report.

5.10                     On any issue or acquisition of shares in the capital of the employee’s employer by any employee following Completion, the Company undertakes to procure and pay for a Valuation Report and enter into (or procure the employee’s employing Company (if different) enters into) an Election in accordance with clauses 5.6 and 5.8 (inclusive) which shall apply as if references to “the Managers” are references to the employee in question PROVIDED THAT the maximum number of any Valuation Reports for which the Company shall pay in any 12 month rolling period, shall be one.

5.11                     For the purposes of clauses 5.8 to 5.10 (inclusive), the words “employee” and “employer” shall bear the meaning ascribed to them in section 421B(8) Income Tax (Earnings and Pensions) Act 2003.

5.12                     The provision of clause 5.1 to 5.11 shall not take effect until the Completion Date.

6.                                 DIRECTORS

6.1                           The Apax Original Investors (when taken together) are, for so long as they hold at least a Qualifying Threshold of the issued shares in the Company, entitled from time to time successively to appoint a non-executive director of the Company and to remove such director and appoint another person in their place.  The initial appointment shall be made pursuant to clause 3.12.  Subsequent appointments and removals shall be made by written notice served on the Company.  Any director so appointed shall be automatically removed from the Board, in the event that the Apax Original Investors (when taken together) cease to hold at least a Qualifying Threshold of the issued shares in the Company.

6.2                           The Permira Original Investors (when taken together) are, for so long as they hold at least a Qualifying Threshold of the issued shares in the Company, entitled from time to time successively to appoint a non-executive director of the Company and to remove such director and appoint another person in their place.  The initial appointment shall be made pursuant to clause 3.12.  Subsequent appointments and removals shall be made by written notice served on the Company.  Any director so appointed shall be automatically removed from the Board, in the event that the Permira Original Investors (when taken together) cease to hold at least a Qualifying Threshold of the issued shares in the Company.

6.3                           The Apax Original Investors (when taken together) are, for so long as they hold at least a Qualifying Threshold of the issued shares in the Company (whether or not they have exercised their right to appoint an Original Investor Director), shall be entitled from time to time, by notice to the Company, successively to appoint an observer (the “Apax Observer”), to remove the Apax Observer and to appoint another Apax Observer in his place.  An Apax Observer shall have the right to attend all meetings of the Board and of the board of directors of any subsidiary undertaking of the Company, including SPCCo, MidCo, BidCo and the Target.  An Apax Observer shall be given all information as a director of the relevant company (including the Original Investor Directors) would be entitled to receive and to receive that information (including notice of meetings) at the same time as it is provided to the directors of the relevant company.  An Apax Observer shall be entitled to attend and speak at any such meetings but shall not be entitled to vote nor shall an Apax Observer be regarded as an officer of the Company or any subsidiary of the Company.  Any Apax Observer so appointed shall be automatically removed, in the event that the Apax Original Investors (when taken together) cease to hold at least a Qualifying Threshold of the issued shares in the Company.

6.4                           The Permira Original Investors (when taken together) are, for so long as they hold at least a Qualifying Threshold of the issued shares in the Company (whether or not they have exercised their right to appoint an Original Investor Director), shall be entitled from time to time, by notice to the Company, successively to appoint an observer (the “Permira Observer”), to remove the Permira Observer and to appoint another Permira Observer in his place.  A Permira Observer shall have the right to attend all meetings of the Board and of the board of directors of any subsidiary undertaking of the Company including SPCCo, MidCo, BidCo and the Target.  A Permira Observer shall be given all information as a director of the relevant company (including the Original Investor Directors) would be entitled to receive and to receive that information (including notice of meetings) at the same time as it is provided to the directors of the relevant company.  A Permira Observer shall be entitled to attend and speak at any such meetings but shall not be entitled to vote nor shall a Permira Observer be regarded as an officer of the Company or any subsidiary of the Company.  Any Permira Observer so appointed shall be automatically removed, in the event that the Permira Original Investors (when taken together) cease to hold at least a Qualifying Threshold of the issued shares in the Company.

6.5                           Certain Additional Investors may be entitled to appoint an Additional Investor Director in accordance with the terms of Article 12.5 of the Articles of Association and none of the Original Investors shall have any rights in respect of the selection of the candidate for any such Additional Investor Director’s appointment.

6.6                           If either the Apax Original Investors, Permira Original Investors or Additional Investors have not exercised their right to appoint an Original Investor Director or Additional Investor Director, any references in this Agreement to consents or approvals being required or given by a particular Original Investor Director or Additional Investor Director shall be deemed to be references to the consent or approval of the Original Investors or Additional Investors which have the right to appoint such Original Investor Director or Additional Investor Director and any notice, information, document or other matter or thing required to be given or delivered to an Original Investor Director or

Additional Investor Director shall be given or delivered to the relevant Original Investor or Additional Investor.

6.7                           The consent or direction of an Original Investor Director or Additional Investor Director may only be validly given (whether under this Agreement or otherwise) if the Original Investor Director or Additional Investor Director:-

6.7.1                            gives his consent or direction in writing to the Board; or

6.7.2                            signs the minutes of the Board meeting approving the relevant transaction or matter.

6.8                           If the same proposed transaction or matter requires an Original Investor Consent under more than one provision of this Agreement, a single Original Investor Consent to that proposed transaction or matter shall be deemed to cover all required Original Investor Consents from that Original Investor.

7.                                 FINANCIAL INFORMATION

7.1                           The Company and SPCCo, to the extent different from the Company, shall with effect from the Completion Date supply each of the Original Investors, the Original Investor Directors and the Observers (if any) with the following information:

7.1.1                            as soon as practicable, and in any event within 120 days, after the end of each financial year, the audited consolidated financial statements of the Enlarged Group and SPCCo and its subsidiary undertakings, if applicable;

7.1.2                            as soon as practicable, and in any event within 60 days after the end of each financial quarter, the unaudited consolidated accounts of the Enlarged Group and SPCCo and its subsidiary undertakings, if applicable, for that quarter (including a comparative statement with the corresponding period in the previous year);

7.1.3                            as soon as practicable, and in any event within 21 days, after the end of each calendar month, monthly management accounts (including a balance sheet, profit and loss account and cashflow statement; a cashflow forecast; a comparison of actual performance against budget; and a management commentary of trading and performance of the Enlarged Group against budget and a comparative statement with the corresponding period in the previous year) in a form approved by the Original Investor Directors;

7.1.4                            before or at the same time as provided to lenders, copies of any information provided to lenders to the Enlarged Group pursuant to the Finance Documents (including, pursuant to the terms of any facility or debt securities granted to or issued by a member of the Enlarged Group upon a refinancing of the debt under the Bridge Facility Documents);

7.1.5                            as soon as it is received from the lenders, copies of any communication received from the lenders under the Finance Document;

7.1.6                            before March 15 2004, audited consolidated accounts of the Group in accordance with US GAAP for the 12 month period ending on 31 December 2003; and

7.1.7                            such other financial or management information as any Original Investor or any Original Investor Director may from time to time reasonably request including information on ongoing or proposed capital expenditure.

The Company shall with effect from the Completion Date promptly supply to each of the Additional Investor Directors copies of all the information provided to the Original Investor Directors or any of them pursuant to this clause 7.1 PROVIDED THAT commercially sensitive information shall not be supplied and, for the purposes of this clause 7.1 and 7.2, the term “commercially sensitive information” shall, in relation to any Additional Investor Director or Additional Investor, mean any information relating to matters which such Additional Investor Director is not permitted to vote pursuant to Article 39.10 and, in relation to Additional Investors who have not appointed Additional Investor Directors, information relating to matters which any directors appointed by them would be prohibited from voting on, pursuant to Article 39.10, had they been entitled to appoint an Additional Investor Director.

7.2                           The Company and SPCCo, to the extent different from the Company, shall supply the following information to each Original Investor and Additional Investor (PROVIDED THAT in relation to clause 7.2.2 only, commercially sensitive information shall not be supplied to an Additional Investor):

7.2.1                            as soon as practicable, and in any event within 120 days, after the end of each financial year, the audited consolidated accounts of the Enlarged Group and SPCCo and its subsidiary undertakings, if applicable, for that year; and

7.2.2                            as soon as practicable, and in any event within 60 days after the end of each financial quarter, the unaudited consolidated accounts of the Enlarged Group and SPCCo and its subsidiary undertakings, if applicable, for that quarter.

7.3                           At least 30 (but not more than 60) days before the beginning of each financial year of the Company commencing with the financial year beginning on 1 January 2004, the Company shall prepare and submit to the Original Investor Directors and Additional Investor Directors a budget and business plan for the forthcoming financial year for the Enlarged Group (the “Annual Budget”).  The Annual Budget shall contain such information and be in such form as the Original Investor Directors and the Additional Investor Directors may reasonably require from time to time.  Initially the Annual Budget shall contain:

7.3.1                            a statement of business objectives and the proposed method of achieving them; and

7.3.2                            itemised individual and consolidated revenue and capital budgets.  Those budgets shall be broken down according to the principal divisions of the Enlarged Group and shall show proposed trading cash flow figures, balance sheet figures, summary of capital expenditure and all material proposed acquisitions, disposals and other commitments for the forthcoming financial year.  The budgets shall be broken down into monthly statements (or statements for such lesser period as may be required or approved).

The Annual Budget shall not be adopted by the Board or implemented until approved by the Original Investor Directors but shall be deemed to have been approved unless the Company is notified within two months of submission that it is not approved.  In respect of any period during which no Annual Budget has been so approved (including, without limitation, the period up to the adoption of the first Annual Budget), references in this Agreement to the Annual Budget shall be deemed to be references to the Long Range Financial Plan for the corresponding period (or, in the case of any period falling (in whole of in part) after the last period in the Long Range Financial Plan, that last period or the relevant part thereof).

The provisions of this clause 7.3 shall be without prejudice to the restrictions set out in Article 39.9 of the Articles of Association.

7.4                           With effect from Completion, each of the Managers agrees (so far as he is legally able) to procure full and prompt performance by the Company of its obligations under this clause 7.

7.5                           With effect from Completion, the Original Investor Directors and Additional Investor Directors may pass to the Original Investor or Additional Investor which they represent (and to that Original Investor’s Investment Adviser) and to any of their professional advisers, any information received from the Company or any member of the Enlarged Group or any of the Managers or which may otherwise come into his possession by virtue of that office.

7.6                           Subject to any duty of confidentiality owed to any third party at the date of this Agreement, with effect from Completion each Original Investor (which for the purpose of this clause shall include any employee, officer or professional adviser of that Original Investor while acting in the ordinary course of their duties) may (on the basis that such information remains confidential) pass any information received from any member of the Enlarged Group, any of the Managers, an Original Investor Director or an Observer, or which may otherwise come into its possession by virtue of its position as shareholder to:

7.6.1                            any group undertaking of that Original Investor;

7.6.2                            any general partner or limited partner in, or trustee, nominee, operator or manager of, or adviser to, that Original Investor;

7.6.3                            any Co-Investment Scheme of that Original Investor or any person holding shares under such scheme or entitled to the benefit of shares under such scheme;

7.6.4                            each Original Investor’s Investment Adviser;

7.6.5                            any other Original Investor and any person to whom any other Original Investor may pass information under this clause 7.6;

7.6.6                            (if applicable) any person appointed by that Original Investor as an Original Investor Director or Observer;

7.6.7                            the Enlarged Group’s bankers and financiers or proposed bankers and financiers from time to time;

7.6.8                            any potential purchaser of shares in or assets of any member of the Enlarged Group, subject to such person having executed a confidentiality undertaking in favour of the Company (for itself and on behalf of each other member of the Enlarged Group) and subject to the Original Investor having notified the Board in advance of the identity of such potential purchaser and the particulars of the information it intends to disclose;

7.6.9                            any underwriter, sponsor or broker, for the purposes of facilitating an Exit;

7.6.10                      any professional adviser of that Original Investor or of any other person referred to in this clause 7.6, and their employees, officers or agents while acting in the ordinary course of their duties; and

7.6.11                      any person to whom it is required to pass such information by law or by any regulatory authority provided that the Original Investor shall, in good time prior to such disclosure to the extent reasonably practicable, inform the Board of the nature and content of the information to be disclosed so long as it is not prohibited by law or regulation from doing so.

7.7                           Each Original Investor’s Investment Adviser and the Original Investor Director and/or Observer appointed by it may pass information to those persons to whom the Original Investor is entitled to pass information under clause 7.6 (subject to the provisos set out therein).

7.8                           Each Original Investor undertakes to notify the Board as soon as it proposes to pursue an intention to seek a purchaser for any of the shares in the Company held by it or for any shares in any member of the Enlarged Group or any material assets of the Enlarged Group or as soon as it appoints any third party to pursue any such intention on its behalf (in any such case, save always to the extent that the Board has initiated or approved such action).

7.9                           Each Additional Investor (which for the purpose of this clause shall include any employee, officer or professional adviser of that Additional Investor while acting in the ordinary course of their duties) may (on the basis that such information remains confidential) pass any information received from any member of the Enlarged Group, any of the Managers, an Original Investor Director, an Observer or an Additional Investor Director or which may otherwise come into its possession by virtue of its position as shareholder to its parent company solely to the extent as is necessary for the parent company to monitor and assess its shareholder investment in the Company.

7.10                     Each Additional Investor shall be entitled to disclose the information not in the public domain supplied to it under clause 7.2 to any potential purchaser (other than a Non-Permitted Transferee (as defined in the Articles of Association)) of any of the shares in the Company held by it provided that prior to any such disclosure the potential purchaser shall provide an undertaking in favour of each member of the Enlarged Group to keep such information confidential and use it solely for the purposes of considering the potential purchase of those shares.  No further information supplied by the Company under clause 7.1 shall be disclosed to any such potential purchaser without the prior written consent of the Original Investor Directors, such consent not to be unreasonably withheld or delayed (provided that, without limitation, it is agreed that it shall be reasonable for the Original Investor Directors to withhold such consent if the provision of information to a potential purchaser would result or be likely to result in commercially sensitive information being provided to a customer, distributor or competitor of any member of the Enlarged Group or other person whose commercial interests are in conflict with those of any member of the Enlarged Group).

7.11                     Each of the LESO Shareholders shall ensure that no information (other than information in the public domain) regarding the business or affairs of the Company that may have any material commercial value to any customer of the Company or other person involved in the business of distributing or selling the services of the Company (“LESO Sensitive Information”) that may be received by the LESO Shareholder or by any Additional Investor Director appointed by that LESO Shareholder shall be disclosed or otherwise made available to any employee, director, officer, agent or adviser of that LESO Shareholder having any management or decision making responsibility for any aspect of the business of the LESO Shareholder related to the distribution or sale of the services of the Company.  A LESO Shareholder that receives such LESO Sensitive Information shall use it solely in connection with the management of its investment in the Company, and shall not use it for any purpose related to the sale or distribution of the services of the Company.

7.12                     Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, each party (and any employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax Structure of the Enlarged Group and any transaction contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to the parties relating to such Tax treatment and Tax Structure. For this purpose, “Tax Structure” means any facts that may be relevant to understanding the purported or claimed US federal income tax (“Tax”) treatment of the members of the Enlarged Group and any transaction contemplated hereby.

7.13                     Each Additional Investor may pass any information received by it in relation to any member of the Enlarged Group or its investment in the Company to any person to whom it is required to pass such information by law or any regulatory authority provided that the Additional Investor shall, in good time prior to such disclosure to the extent reasonably practicable, inform the Board of the nature and content of the information to be disclosed so long as it is not prohibited by law or regulation from doing so PROVIDED THAT such disclosure obligations shall not apply to ordinary course filings with taxation and other Regulatory Bodies.

8.                                 MATTERS REQUIRING CONSENT

8.1                           Subject to clause 8.5, with effect from Completion, each of the Managers undertakes to each of the Original Investors, and each Original Investor undertakes to the other, that he will use his rights and powers as a director, shareholder or otherwise to procure (so far as he is lawfully able) that none of the acts specified in Schedule 5 shall be carried out without Original Investor Consent.

8.2                           Subject to clause 8.5, each of the Additional Investors undertakes to each of the Original Investors, that he will use his rights and powers as a shareholder (and, if an Additional Investor has appointed a director, in such a capacity) or otherwise to procure (so far as he is lawfully able) that none of the acts specified in Schedule 5 shall be carried out without Original Investor Consent.

8.3                           Subject to clause 8.5, as a separate covenant, the Company undertakes to each of the Original Investors that none of the acts specified in Schedule 5 will be carried out by it and it will use its rights as shareholder or otherwise to procure (so far as it is able) that none of the acts specified in Schedule 5 are carried out by any other member of the Enlarged Group without Original Investor Consent.

8.4                           Each of the Original Investors and (if to the extent permitted by law and except to the extent that this constitutes an unlawful fetter on its statutory powers) the Company undertakes to each of the Managers and the Additional Investors that no member of the Enlarged Group will enter into any agreement, arrangement, contract or commitment with any Original Investor, any Affiliate of an Original Investor (except for any agreement, arrangement, contract or commitment with an Affiliate of an Original Investor by virtue only of it holding shares or other interests for the purposes of a private equity investment, to the extent such agreement, arrangement, or commitment is in the ordinary course and is not material in the context of the relevant member of the Enlarged Group) or person who from time to time controls, is controlled by or is under common control with an Original Investor, without the consent of (i) the Additional Investor Directors and (ii) the holder or holders of a majority in number of “A” Ordinary Shares.

8.5                           Any matter or act specified in Schedule 5 shall not require Original Investor Consent if:

8.5.1                            the Original Investors cease to hold a Majority Original Investor Stake; or

8.5.2                            it has been approved by the chief executive officer of the Company from time to time and such approval is within the scope of the authority delegated to him at the relevant time by the Board.

9.                                 MISCELLANEOUS

9.1                           The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties and their respective heirs, legal representatives, successors and assigns, but such persons shall not be entitled to the benefit of its provisions unless they have entered into a Deed of Adherence.

9.2                           This Agreement may be amended only by a written document signed by Target, the Company, MidCo, Bidco, SPCCo, all the Original Investors, Managers (for so long as he remains an employee or director of any member of the Group) together holding 75% or more of the “A” Ordinary Shares in issue and Additional Investors together holding 75% or more of the “B” Ordinary Shares issued to the Additional Investors and the prior written consent of each Additional Investor Director.

9.3                           Each of the parties to this Agreement hereby acknowledge that as regards (i) the Permira Original Investors, the limited partners in each of Permira Europe III L.P.1., Permira Europe III L.P. 2 and Permira Europe III GmbH & Co KG and (ii) the Apax Original Investors, the limited partners of each of Apax Europe V-A, L.P., Apax Europe V-B, L.P, Apax Europe V-C GmbH & Co KG, Apax Europe V-D, L.P, Apax Europe V-E, L.P, Apax Europe V-F, C.V, Apax Partners V-G, C.V., Apax Europe V-1, L.P. and Apax Europe V-2 L.P. have limited liability (for the purposes of this Agreement and otherwise) and, notwithstanding any other provision in this Agreement each party hereby agrees that the liability of the partners in any of the parties which is constituted as a partnership shall be regulated in accordance with the law of the jurisdiction in which that partnership is registered or otherwise constituted.

9.4                           Nothing contained in this Agreement shall be deemed to constitute a partnership between the parties and persons shall not be deemed to be connected with each other solely because they are parties to this Agreement.

9.5                           No failure to exercise or delay in exercising or enforcing any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise or enforcement of any right or remedy under this Agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

9.6                           The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

9.7                           This Agreement may be executed in any number of counterparts.

9.8                           All obligations in this Agreement are several and not joint.

9.9                           Each party confirms that it has not relied upon any representation, warranty or undertaking other than those expressly set out in this Agreement.  Nothing in this clause 9.9 shall have the effect of limiting or restricting any liability arising as a result of fraud.

9.10                     The Company, SPCCo, MidCo, BidCo, each Manager and any Manager and Additional Investor who shall adhere to this Agreement acknowledges and represents that it has not relied on or been induced to enter into this Agreement by any representation, warranty or undertaking (whether contractual or otherwise) given by any member of an Original Investor’s Group (as defined in clause 9.12) (save for the contractual obligations of them expressly set out in this Agreement and the documents in the agreed form) and that no member of any Original Investor’s Group shall have any liability to any of the Managers, any Manager or Additional Investors who shall adhere to this Agreement, the Company, SPCCo, MidCo or BidCo (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way), for any such representation, warranty or undertaking (save for the contractual obligations of them expressly set out in this

                                          Agreement and the documents in the agreed form).  The Original Investors shall hold the benefit of this acknowledgement, representation and agreement as agent and trustee for each member of their respective Original Investor’s Group.  Any member of an Original Investor’s Group may enforce the terms of this clause 9.10 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.  Nothing in this clause 9.10 shall have the effect of limiting or restricting any liability arising as a result of fraud.

9.11                     The Original Investors, the Company, SPCCo, Midco, BidCo, and each Manager and any Original Investor or Manager who shall adhere to this Agreement acknowledges and represents that it has not relied on or been induced to enter into this Agreement by any representation, warranty or undertaking (whether contractual or otherwise) given by any Additional Investor (save for the contractual obligations of them expressly set out in this Agreement and the documents in the agreed form), and that no Additional Investor shall have any liability to any of the Original Investors, or Manager (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way), for any such representation, warranty or undertaking (save for the contractual obligations of them expressly set out in this Agreement and the documents in the agreed form).  Nothing in this clause 9.11 shall have the effect of limiting or restricting any liability arising as a result of fraud.  The Additional Investors shall hold the benefit of this acknowledgement, representation and agreement as agent and trustee for each of their Affiliates (for so long as they remain an Affiliate).  Any such Affiliate may enforce the terms of this clause 9.11 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.  Nothing in this clause 9.11 shall have the effect of limiting or restricting any liability arising as a result of fraud.

9.12                     For the purposes of this clause 9, the members of an Original Investor’s Group shall comprise:

9.12.1                      any group undertaking of that Original Investor;

9.12.2                      any general partner, limited partner, trustee, nominee, operator or manager of, or adviser to, that Original Investor or of or to any group undertaking of that Original Investor, or any Original Investor or potential Original Investor in any of them;

9.12.3                      any company or fund (including any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, that Original Investor or in respect of which the Original Investor is a general partner, or which is advised or managed by that Original Investor’s general partner, trustee, nominee,  operator, manager or adviser;

9.12.4                      any Co-Investment Scheme of that Original Investor or any person holding shares under such scheme or entitled to the benefit of shares under such scheme;

9.12.5                      an Original Investor’s Investment Adviser;

9.12.6                      any employee, officer or agent of that Original Investor or any of the above; and

9.12.7                      any professional adviser to that Original Investor or any of the above (including their employees, officers or agents while acting in the ordinary course of their duties).

9.13                     Nothing in this clause 9 or in clause 14 shall constitute a waiver by an Original Investor of any rights against a member of that Original Investor’s Group.

9.14                     In the case of any conflict between the terms of this Agreement and the provisions of the Articles, the terms of this Agreement shall prevail. The parties will, if so requested by any of them, procure to the extent of their respective rights and power to vote as shareholders (as the case maybe) any necessary amendment to the Articles so as to remove such conflict.

9.15                     Every warranty, covenant and undertaking in this Agreement which is expressed to be given to the Original Investors is given to each Original Investor separately and each Original Investor shall (subject to clause 4.8) have a separate claim and right of action in respect of every breach.

9.16                     Except where expressly provided in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.17                     The Company shall not be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any of its statutory powers, but that provision shall remain valid and binding as regards the other parties to this Agreement to which it is expressed to apply.

9.18                     Any Original Investor who is beneficially entitled to shares in the Company which are held by a nominee or trustee who is not a party to this Agreement undertakes to the other parties to procure that the nominee or trustee observes the provisions of this Agreement which would be binding on it if it were named in this Agreement as an Original Investor.

9.19                     Each of the parties agrees to use its or his reasonable endeavours to take all such action or procure that all such action is taken as is reasonable in order to implement the terms of this Agreement or any transaction, matter or thing contemplated by this Agreement.

9.20                     The directors of SPCCo shall not register any transfer of Subordinated Preference Certificates unless the transferor also transfers to the same transferee or an Affiliate thereof the Strip Proportion (as nearly as possible) of “B” Ordinary Shares (or if the “B” Ordinary Shares are held by an Affiliate of the transferor, such Affiliate transfers the same proportion of “B” Ordinary Shares) and/or Subscription Rights (as defined in the Warrant Instrument) represented by the Warrants held by such holder of Subordinated Preference Certificates.

9.21                     The Company shall not register any transfer of “B” Ordinary Shares unless the transferor (or if the Subordinated Preference Certificates are held by an Affiliate of the transferor, such Affiliate) also transfers to the same transferee or an Affiliate thereof the Strip Proportion of Subordinated Preference Certificates.

9.22                     Other than pursuant to exercise of the Warrants, the Company shall not issue any “B” Ordinary Shares and SPCCo shall not (other than the initial Tranche A Subordinated Preference Certificates to be issued pursuant to the Finance Documents on or about the Extension Date (as defined in the Warrant Instrument)) issue any Subordinated Preference Certificates unless SPCCo and the Company respectively issue to the same person or an Affiliate thereof Subordinated Preference Certificates or “B” Ordinary Shares respectively in the Original Strip Proportion. The Company and SPCCo acknowledge that the benefit of this clause 9.22 and clause 9.20 and 9.21 shall also be for the holders of Subordinated Preference Certificates who may enforce the terms of such clauses in accordance with the Contracts (Rights of Third Parties) Act 1999.

9.23                     The Company agrees that the amount subscribed in cash by the Managers for “A” Ordinary Shares in accordance with clause 3.3 is acknowledged to represent the market value of such “A” Ordinary Shares.

9.24                     Each of the Managers, Original Investors and Additional Investors and any Manager, Original Investor or Additional Investor who shall adhere to this Agreement undertakes for the benefit of the Warrantholders (as such term is defined in the Warrant Instrument) that he will use his rights and powers as a director or shareholder to procure (so far as he is lawfully able) that the Company shall carry out and observe its obligations under the Warrant Instrument.  Any Warrantholder may enforce the terms of this clause 9.24 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

9.25                     Without prejudice to the provisions of the Act and the express provision of the Articles of Association, no amendment to the Articles of Association shall be made without the prior approval of each Original Investor Director and each Additional Investor Director except for:

9.25.1                      subject to the proviso in clause 15.4.1(a) changes to the Articles of Association necessary in connection with an IPO or any reorganisation of the share capital undertaken in connection with an IPO required or permitted by clause 15; or

9.25.2                      subject to clause 16.3 any amendment necessary in connection with the creation, issue and allotment of any new class of shares, provided always that where the issue is for cash the Company complies with Article 20.2 of the Articles of Association in respect of any such issue.

10.                           COSTS AND FEES

10.1                     Upon Completion, BidCo shall or shall procure that a member of the Enlarged Group shall, pay such of the fees, costs and expenses (plus any VAT properly due thereon, where applicable) of the professional advisers of the Original Investors and BidCo to this Agreement and the reasonable legal and company valuation expenses of the Managers as agreed by the Original Investor Directors PROVIDED THAT the Original Investors will pay all fees in relation to their subscription for shares in the Company incurred in connection with the transaction.

10.2                     The Additional Investors shall pay their own fees, costs and expenses (plus VAT properly due thereon where applicable) incurred in connection with the transaction.

10.3                     Apax Europe V G.P. Co. Ltd and Permira shall be entitled to receive from the Enlarged Group a fee of US$ 10,000,000 (plus any VAT properly due thereon) on Completion, to be apportioned between them equally.

10.4                     The Company shall pay to Apax Europe V G.P. Co. Ltd and Permira (or as they shall direct) a semi-annually combined annual monitoring fee of US$ 500,000 (plus VAT properly due thereon) per annum (the “Monitoring Fee”).  All decisions regarding the level of or any increases in the Monitoring Fee and the future contractual arrangements between the Company and Apax and Permira shall be reserved to a committee of the Board which does not include the Original Investor Directors (although the Original Investor Directors shall be permitted to take part in the discussions of that committee but they shall not be permitted to vote on the resolutions put to it).  The Monitoring Fee shall be increased annually as such committee shall reasonably  determine, PROVIDED THAT the minimum annual increase shall be the average percentage increase in the cash based remuneration of the executive directors (excluding bonuses) of the Company for such previous 12 month period.

11.                           SERVICE AGREEMENTS

Notwithstanding the provisions of any service agreement or contract of employment or terms of appointment which any Manager may have from time to time with the Company or any of its subsidiary undertakings, each Manager hereby agrees that with effect from Completion the Company (or the relevant subsidiary undertaking) shall be entitled to terminate his service agreement or contract of employment or terms of appointment without notice and without compensation in the event that he commits a material breach of clauses 3, 4, 5, 8 or 13 of this Agreement (whether or not such breach amounts to a repudiatory breach) and if such breach is capable of being remedied it has not been remedied within 30 days of the Original Investors giving the Managers written notice of the breach (specifying in reasonable detail the nature of the breach and if applicable, the corrective action required).

12.                           ADHERENCE BY NEW SHAREHOLDERS

12.1                     Each of the parties agrees that no person shall be registered as a member of the Company unless:-

12.1.1                      he is a Additional Investor who has entered into a Deed of Adherence pursuant to his acceptance of the Securities Offer;

12.1.2                      he is already a party to this Agreement;

12.1.3                      he is to be registered as a member of the Company and holder of “B” Ordinary Shares issued pursuant to exercise of Warrants constituted under the Warrant Instrument and has entered into a Deed of Adherence to be bound by all those provisions of this Agreement (other than clauses 1, 2, 3 and 19.4) expressed to be binding on each of the Additional Investors as if he had been named herein as an Additional Investor; or

12.1.4                      he has entered into a Deed of Adherence in favour of all the other parties to this Agreement whereby such person agrees:-

(a)                     if he is an employee of the Company or any of its subsidiary undertakings, to be bound by all those provisions of this Agreement (other than clauses 1, 2, 3 and 4) expressed to be binding on each of the Managers as if he had been named herein as a Manager;

(b)                    if he is a family member or the trustee of a trust to whom shares have been transferred pursuant to Article 4.1 of the Articles, to be bound by all those provisions of this Agreement (other than clauses 1, 2 and 3) expressed to be binding on each of the Managers as if he had been named herein as a Manager;

(c)                     if he is to have the shares transferred to him by an Additional Investor, to be bound by all those provisions of this Agreement (other than clauses 1, 2 and 3) expressed to be binding on each of the Additional Investors as if he had been named herein as an Additional Investor;

(d)                    if he does not fall within paragraphs (a), (b) or (c) above, to be bound by all those provisions of this Agreement expressed to be binding on each of the Original Investors if he had been named herein as an Original Investor, and, in the event that a member falls within clause 12.1.4(b) above, if so required by the Original Investor Directors, the person who established such trust shall also enter into a Deed of Adherence as if he were a Manager.

12.2                     Any person who enters into a Deed of Adherence in accordance with clause 12.1 shall:-

12.2.1                      be entitled to all the benefits of this Agreement as if he had been named herein as a party;

12.2.2                      if he falls within clauses 12.1.4(a) or (b) be entitled to all the benefits of this Agreement expressed to be in favour of each of the Managers as if he had been named herein as a Manager;

12.2.3                      if he falls within clause 12.1.4(c) or 12.1.3 be entitled to all benefits of this Agreement expressed to be in favour of the Additional Investors as if he had been named herein as an Additional Investor; and

12.2.4                      if he does not fall within clauses 12.1.4(a), (b) or (c) be entitled to all the benefits of this Agreement expressed to be in favour of each of the Original Investors as if he had been named herein as an Original Investor.

13.                           CORPORATE GOVERNANCE AND CONDUCT AFTER COMPLETION

The provisions of this clause 13 shall take effect from Completion.

13.1                     Remuneration and Audit Committees

13.1.1                      Within 30 days following Completion, the Board shall establish, delegate its relevant powers to and thereafter maintain:

(a)                     a remuneration committee which shall comprise the non-executive chairman of the Company, each Original Investor Director, one Additional Investor Director and the chief executive officer of the Company (save that a committee member shall withdraw from any meeting while his position is being discussed) and such other person(s) as the remuneration committee may (with Original Investor Consent) resolve (the “Remuneration Committee”); and

(b)                    an audit committee which shall comprise the non-executive chairman of the Company, each Original Investor Director and one Additional Investor Director and shall in addition comprise such other persons as the audit committee may (with Original Investor Consent) resolve (the “Audit Committee”) provided that the finance director or chief financial operator of the Company shall not be a member of the Audit Committee.

13.1.2                      The terms of reference of the Remuneration Committee and the Audit Committee shall be as set out in Schedule 6, or as otherwise varied by the Remuneration Committee or the Audit Committee respectively (for these purposes including the unanimous approval of the Original Investor Directors) in each case in accordance with this Agreement.

13.1.3                      The quorum necessary for the transaction of business by the Audit Committee and the Remuneration Committee (respectively) shall be three.

13.2                     Chairman of the Board

The identity and terms of appointment of any non-executive chairman of the Board shall be subject to the unanimous approval of the Original Investors provided they hold a Majority Original Investor Stake.

13.3                     Frequency of Board Meetings

Unless the Original Investor Directors and the Additional Investor Directors agree otherwise, the Managers and the Company shall procure that Board meetings are held not less than ten times a year at the Company’s registered office (or such other venue as is approved by the Original Investor Directors and the Additional Investor Directors).

13.4                     Right to Convene Shareholder Meeting

Each Manager shall, immediately following notice from the Original Investor Directors and the Additional Investor Directors, procure (so far as he is lawfully able) the convening and holding at short notice (subject to the giving of any requisite consents which are not within his control) of any extraordinary general meeting of any member of the Enlarged Group at such place and time as the Original Investors and the Additional Investor Directors shall reasonably determine at which any resolution required by the Original Investors shall be proposed.

13.5                     Conduct of Business

13.5.1                      Each Manager shall procure (so far as he is lawfully able) that each member of the Enlarged Group conducts its business and deals with its assets in all material respects in accordance with this Agreement, its respective memorandum and articles of association (or equivalent documents) and in material accordance with all applicable legal and administrative requirements in all relevant jurisdictions and obtains, maintains and complies in all material respects with the terms of all licences, consents and authorisations whatsoever which may be required in relation to its business from time to time.

13.5.2                      Each Manager shall procure (so far as he is lawfully able) that each member of the Enlarged Group shall maintain effective control systems in accordance with prior practice or as otherwise advised by the Original Investor Directors in relation to the financial, accounting and record-keeping functions of the Enlarged Group, shall keep proper records and note in them true in all material respects and complete entries of all its dealings and transactions in relation to its business, and shall take all reasonable steps, at the cost of the Enlarged Group to protect any Confidential Information.

13.6                     Insurance

13.6.1                      The Company shall maintain such insurance in respect of itself and each other member of the Enlarged Group as the Board shall determine and each of the Managers shall procure so far as he is able that such insurance is maintained at all times with a reputable insurance company against all such risks and liabilities in such manner and amounts, and on such terms and conditions, as shall accord with good commercial practice, having regard to the business and assets of the Enlarged Group or otherwise as approved by the Board (such insurance to include, without limitation, cover against any liability of the directors of the Company and their alternates in the lawful performance of their duties and such policy to be made through such broker and on such terms as the Board may require) and to note the interests (if any) of the Original Investors, the Additional Investors and the finance providers on the relevant policy or policies and shall on request supply the Original Investors and the Additional Investors with a schedule of such insurances.

13.7                     Original Investors’ Access to Premises, Documents and Employees

For so long as the Original Investors hold a Majority Original Investor Stake, the Original Investors, the Original Investor Directors and any of their duly authorised employees, officers or representatives (including professional advisers) shall at all times during normal business hours be entitled to meet from time to time with such management personnel of the Enlarged Group (including the Company and SPCCo), for the purpose of consulting with and advising management, obtaining information on all matters relating to the operation of the Enlarged Group (including the Company and SPCCo) or expressing the views of such person or entity on such matters and to visit and inspect any of the properties of the Enlarged Group (including the Company and SPCCo), including inspecting and copying the books of account and records of the

Enlarged Group (including the Company and SPCCo) and to discuss its and their affairs, finances and accounts with the Enlarged Group (including the Company and SPCCo) management personnel.  The Enlarged Group (including the Company and SPCCo) agrees, and shall cause each of their subsidiaries (including the Company and SPCCo), to give due consideration to any advice given and proposals made by such person or entity; provided that such entity shall not be obligated to follow any such advice or proposals.

14.                           INDEPENDENT APPRAISALS/NO DUTY OF CARE

14.1                     Each Original Investor acknowledges and confirms (in the knowledge that each other Original Investor and each member of each other Original Investor’s Group (as defined in clause 9.12) and each Manager and each Additional Investor will be relying on the same) that:

14.1.1                      it has not relied, and is not relying, on any appraisal, recommendation, advice or information in relation to the Group, the Target Group or the directors of the Company given by, carried out or effected by, or on behalf of, any other Original Investor or any member of any other Original Investor’s Group or (save for the Warranties) the Managers in connection with its decision to enter into the transactions contemplated by this Agreement;

14.1.2                      it has made its own investigations, appraisals into and assessment of the Company, each member of the Target Group and the Managers, and will continue to do so for so long as it is the holder of, or otherwise interested in, shares in the Enlarged Group, and no other Original Investor and no member of any other Original Investor’s Group or (save in respect of the Warranties) the Managers shall have any liability to it in connection with its decision to enter into the transactions contemplated by this Agreement;

14.1.3                      save to the extent otherwise agreed in writing by another Original Investor or by a member of any other Original Investor’s Group or a Manager, it is owed no duty of care or other obligation by any other Original Investor or by any member of any other Original Investor’s Group or (save for the Warranties) the Managers in connection with its decision to enter into the transactions contemplated by this Agreement; and

14.1.4                      (where another Original Investor is authorised by the Financial Services Authority (“FSA”)), it is not being treated as a client of such Original Investor or by a member of that Original Investor’s Group, and such authorised other Original Investor (and any member of that Original Investor’s Group) is not responsible to it for providing the protections afforded to clients of that authorised Original Investor or advising it in relation to the transactions contemplated by this Agreement, except as otherwise agreed in writing.

14.2                     Each Manager and Additional Investor acknowledges and confirms (in the knowledge that each Original Investor and each member of each Original Investor’s Group will be relying on the same) that:

14.2.1                      he has not relied, and is not relying, on any appraisal, recommendation, advice or information in relation to the Group, the Target Group or the directors of the Company given by, carried out or effected by, or on behalf of, any Original Investor or any member of any Original Investor’s Group in connection with his decision to enter into the transactions contemplated by this Agreement;

14.2.2                      no Original Investor and no member of any Original Investor’s Group shall have any liability to him in connection with his decision to enter into the transactions contemplated by this Agreement;

14.2.3                      save to the extent otherwise agreed in writing by an Original Investor or by a member of an Original Investor’s Group, he is owed no duty of care or other obligation by any Original Investor or by any member of any Original Investor’s Group in connection with his decision to enter into the transactions contemplated by this Agreement; and

14.2.4                      he has sought independent legal advice in connection with his decision to enter into the transactions contemplated by this Agreement.

14.3                     The Company, SPCCo, MidCo, BidCo, the Managers and Additional Investors each acknowledge and confirm (in the knowledge that each Original Investor and each member of each Original Investor’s Group will be relying on the same) that (where an Original Investor or any member of an Original Investor’s Group is authorised by the FSA), none of the Company, SPCCo, MidCo, BidCo, the Managers or Additional Investors, such Original Investor or  any member of that Original Investor’s Group, and such authorised Original Investor is not responsible to any of them for providing the protections afforded to clients of the authorised Original Investor or advising any of them in relation to the transactions contemplated by this Agreement, except as otherwise agreed in writing.

14.4                     The Company, BidCo, SPCCo, MidCo, the Managers and Additional Investors each acknowledge and confirm (in the knowledge that each Original Investor and each member of each Original Investor’s Group will be relying on the same) that neither the appointment of an Original Investor Director nor the giving of any advice by any such Original Investor Director in his capacity as a director of the Company or of any other member of the Enlarged Group (whether given to the Board or to the board of any other member of the Enlarged Group or any committee of them, or to any of the directors of them), is to be taken as constituting the regulated activity of providing investment advice either by the Original Investor Director or by the appointing Original Investor (or by any member of the appointing Original Investor’s Group), nor is the appointment or the giving of such advice to be treated as causing any the Company (or any other member of the Enlarged Group in respect of which an Original Investor Director is appointed) or any of the Managers to be a client of the appointing Original Investor or any member of the appointing Original Investor’s Group.

14.5                     Each Original Investor shall hold the benefit of the acknowledgements and confirmations in this clause 14 for itself and as agent and trustee for each member of that Original Investor’s Group.  Each member of an Original Investor’s Group may also enforce the terms of clauses 14.1 and 14.2 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

15.                           LISTING

15.1                     Subject to clause 15.6 and clause 15.7, for so long as they hold a Majority Original Investor Stake, the Original Investors may at any time serve notice on the Company to pursue a Listing (a “Listing Notice”).

15.2                     The Company shall as soon as reasonably practicable after receipt of the Listing Notice appoint a financial adviser to provide advice to the Company and the Original Investors on the structure and pricing of a Listing and, to the extent necessary, the Company shall appoint other advisers in connection with the proposed Listing.

15.3                     The Company shall take all acts necessary to implement the Listing on the terms approved by the Original Investors.

15.4                     Subject to clause 15.5, clause 15.6 and clause 15.7 below each party to this Agreement agrees to take all steps (having regard to their shareholding and/or directorships in the Enlarged Group) necessary to facilitate the Listing, including but not limited to:

15.4.1                      using all reasonable efforts to attend all general meetings at short notice of the shareholders of the Company and meetings of his or its respective class of share (by proxy or in person) and to exercise his or its voting rights as a shareholder in favour of resolutions necessary or desirable to:

(a)                     reorganise the Company’s share capital including any sub-division, consolidation, bonus issue or capitalisation of reserves, including the waiving of any pre-emption arising therefrom, so that all issued ordinary shares in its capital are of the same class with rights customary at the relevant time for shares listed on the relevant recognised investment exchange provided always that no party shall exercise its voting rights to approve any reorganisation where that reorganisation would cause dilution of the equity percentage of any shareholder or would reduce the value of one shareholders holding of shares immediately prior to the re-organisation as compared with the value of any other shareholders holding of shares;

(b)                    subject to the prior approval of the Original Investor Directors and Additional Investor Directors, transfer shares in the Company to a company established in connection with a restructuring of the Group for the purposes of facilitating a Listing (a “New Ultimate Holding Company”) provided that, in consideration, the new Ultimate Holding Company offers to issue ordinary shares on terms such that the ordinary shareholding of each shareholder in the Company prior to the transfer will be identical, or as near as practicable identical to the terms of their shareholding in the Ultimate Holding Company;

(c)                     pass any resolution pursuant to s155 of the Act to approve financial assistance arising from any re-organisation or any steps taken by any member of the Group in connection with the Listing or the re-financing of any debt;

(d)                    adopt new articles of association of the Company, in a form appropriately suitable for a public listed company at the relevant time listed on the relevant recognised Investment exchange;

(e)                     re-registering the Company as a public limited company; and

(f)                       make all applications needed to a relevant recognised investment exchange to apply for the listing or registration of any shares.

15.4.2                      the restructuring, cancellation or redemption for cash or securities of the Subordinated Preference Certificates or any shareholder debt instrument including any resolutions of the holders of the Subordinated Preference Certificates to amend, waive or replace the Subordinated Preference Certificates provided that all of the holders of Subordinated Preference Certificates or Shareholders debt are treated identically provided always that no party shall exercise its voting rights to approve any restructuring, cancellation, redemption, amendment, waiver or replacement which would result in a holder of Subordinated Preference Certificates receiving less cash or Permitted Securities (as defined in the Subordinated Preference Certificates) than would have been the case had such certificates been redeemed at that time under the terms of the Subordinated Preference Certificates Instrument;

15.4.3                      delivery of share certificates and Subordinated Preference Certificates to such party as the Company directs;

15.4.4                      the entry into by a member of the Enlarged Group and the shareholders of an underwriting agreement with financial advisers and underwriters of international repute (the “Underwriting Agreement”) providing that each shareholder, shall unless otherwise agreed by the Original Investors, be required to give warranties pursuant to the Underwriting Agreement on terms no more onerous than those set out in Part A of Schedule 7;

PROVIDED THAT in all respects of any such action in respect of the terms of any agreement entered into in accordance with the Listing, the obligations of the Additional Investors (including, without limitation in relation to the giving of warranties or indemnities) are no more onerous and the rights no less favourable than those of the Original Investors or attaching to the shares held by them.

15.5                     The obligations of each Additional Investor pursuant to clause 15.4 shall be absolute save that where the fulfilment of such obligation is not within the reasonable control of such Additional Investor, the obligations for such Additional Investor shall be to use its reasonable endeavours to fulfil the obligation.

15.6                     There shall be no IPO of a New Ultimate Holding Company without the consent of the Additional Investor Directors.

15.7                     No IPO may be implemented within three years of the Completion Date and the parties shall have no obligations under clause 15.4 unless either:

(a)                                      the IPO has been approved by the Additional Investor Directors; or

(b)                                     under the terms of the constitution of the entity whose shares will be listed pursuant to the IPO, for a period from the IPO until the date which is three years after the Completion Date, the matters specified under Article 39.9 of the Articles of Association will require the approval of any Qualifying Additional Investor Shareholder, or who would have been a Qualifying Additional Investor Shareholder if the said constitution was identical to the Articles of Association.

15.8                     The parties agree that if each of the Original Investors accept restrictions on the sale of their shares in the Company (subject to the customary exceptions) for a period after Listing ending not later than the publication of the financial results of the Company for the first full six month period ending after the Listing (such acceptance to be given by Original Investor Consent), the restrictions shall subject to the customary exceptions apply equally to all the Shareholders in respect of the same proportion of the shares held by them respectively immediately prior to the Listing.

15.9                     On an IPO, to the extent the parties have agreed to accept restrictions on the sale of their shares in the Company in accordance with clause 15.8 (the “Lock Up”) and the relevant shareholder becomes liable to pay tax as a result of the reorganisation of the share capital in connection with the IPO, such Lock Up restriction shall be subject to a permitted payment allowing  the relevant tax paying shareholder to sell such number of shares to allow the shareholder to pay such taxes (including all costs and expenses and taxes on such sale).

15.10               On a Listing in the US, the issuer of listed securities may enter into a registration rights agreement on the basis set out in Part B of Schedule 7.

15.11               If an Additional Investor breaches or otherwise fails to comply with their obligations pursuant to clauses 15.4 to 15.9 the board of directors of the Company with Original Investor Consent and the consent of the Additional Investor Directors may within 7 days of written notice of such breach or failure to comply serve notice (the “Compulsory Transfer Notice”) on such defaulting shareholder  (a “Compulsory Transferor”) requiring such persons to offer to transfer his entire holding of Ordinary Shares (free from all charges, Encumbrances and third party rights whatsoever and together with all rights then attaching thereto) on the terms set out in clauses 15.10.1 to 15.10.4) to the Original Investors, on the following basis:

15.11.1                the prices at which the transfer shall be made shall be Market Value (as defined in Article 5.10 of the Articles of Association);

15.11.2                the Compulsory Transferor shall deliver a duly executed stock transfer form and relevant share certificate to the Company within 14 days of certification of the price in accordance with clause 15.11.1 in exchange for payment on such price;

15.11.3                if the Compulsory Transferor fails to transfer such Ordinary Shares in accordance with clause 15.11.2, the directors may authorise any person to execute and deliver as agent for and on behalf the Compulsory Transferor necessary stock transfer form and the Company shall receive the purchase money in trust for the Compulsory Transferor and cause the purchaser to be registered as the holder of such shares (subject to payment of any stamp duty).  The receipt of the Company for the purchase money shall be good discharge for the purchaser (who shall not be bound to see the application thereof).  The Compulsory Transferor shall in such case be bound to deliver up his certificate for such Ordinary Shares to the Company where upon he shall be entitled to receive the purchase price without interest;

15.11.4                if a Compulsory Transferor is required to sell some or all of his Ordinary Shares pursuant to a Compulsory Transfer Notice, then the Company may procure that the same proportion of such shareholders holding of Subordinated Preference Certificates shall (subject to the Finance Documents) be repurchased by SPCCo or purchased by the Original Investors at the Market Value (as such term is defined in Article 5.10 of the Articles of Association provided that reference to “Shares” in Article 5.10 shall be replaced with “Subordinated Preference Certificates”).

15.12               The Company and each of the Managers agree that they will immediately notify the Original Investors, and the Original Investor Directors, and the Additional Investor Directors of any serious approach received by him from a third party who is interested in acquiring shares in the Company or a substantial part of the business or assets of the Company or the Enlarged Group (a “Prospective Purchaser”).

15.13               The Company and each of the Managers agree that, without the prior consent of the Board and the Original Investors, they will not directly or indirectly:

15.13.1                enter into or be actively involved in any discussion or negotiation with any Prospective Purchaser; or

15.13.2                make available any information in connection with the Company or any of its subsidiary undertakings to any Prospective Purchaser.

15.14               The Original Investors agree that they will not either directly or indirectly do any of the things described in clause 15.13 above without first having notified the Board.

15.15               The Company and each of the Managers agree that they will ensure (so far as reasonably within their power and control) that no member, director, adviser, agent or employee of the Company or any of its subsidiary undertakings will either directly or indirectly do any of the things described in clause 15.13 above.

16.                           FURTHER SHARE ISSUES

16.1                     The Remuneration Committee shall be entitled to allocate and, upon such allocation the Company shall be entitled to allot and issue a further 270,000 “A” Ordinary Shares to such persons, being at the time of such allocation employees of a member of the Enlarged Group, as the Remuneration Committee shall decide, subject to such person executing a Deed of Adherence to this Agreement.

16.2                     The Company shall be entitled to allocate and, upon due exercise of the Warrants, allot and issue such “B” Ordinary Shares as may be required in accordance with the terms of the Warrant Instrument.

16.3                     Save as provided in clauses 16.1 and 16.2 unless the holders of 75% or more of the issued ordinary share capital of the Company together with (i) each Additional Investor Director and (ii) the holders of 50% or more of the A Ordinary Shares agree, the Company shall not (and the parties agree to procure, in so far as they are reasonably able, that the Company shall not) allot:

16.3.1                      any A Ordinary Shares (irrespective of the nature of the consideration being offered);

16.3.2                      any equity securities (as defined in section 94 of the Act) where the consideration is in cash unless such equity securities are first offered to the holders of A Ordinary Shares and B Ordinary Shares in the same proportions (as nearly as practicable) in which they hold Ordinary Shares in the share capital of the Company immediately prior to such allotment and otherwise in accordance with article 20 of the Articles of Association;

16.3.3                      any other shares where the consideration is in cash unless such other shares are first offered to the holders of A Ordinary Shares and B Ordinary Shares in the same proportions (as nearly as practicable) in which they hold Ordinary Shares in the share capital of the Company immediately prior to such allotment and otherwise in accordance with article 20 of the Articles of Association.

17.                           DURATION

17.1                     Prior to Completion, this Agreement shall be terminable pursuant to clause 2.6.

17.2                     Following Completion, save in respect of the accrued rights of any party (or any party entitled to enforce a term of this Agreement in accordance with the terms of the Contract (Rights of Third Party) Act 1999) and save in respect of the provisions of this clause 17 and clauses 4 (Warranties), 5 (Undertakings), 9 (Miscellaneous), 14 (Independent Appraisals No Duty of Care) 18 (Announcements and Notices), 19 (Governing Law) and 20 (Interpretation), this Agreement shall terminate on the earlier of:-

17.2.1                      an Exit; and

17.2.2                      with respect to the rights and obligations of any party, such party ceasing to hold shares in the capital of the Company or ceasing to be the beneficial owner of shares in the capital of the Company provided that:-

(a)                     such party shall have first complied with his obligations under clause 12 (and the transferee shall, if appropriate, have entered into a Deed of Adherence); and

(b)                    this clause 17.2.2 shall not apply to any Manager for so long as he remains an employee of any Group Company.

18.                           ANNOUNCEMENTS AND NOTICES

18.1                     No announcement in relation to the transactions contemplated by this Agreement or the Offer or the Scheme shall be made without the prior written consent of the Original Investors other than any such announcement prior to Completion which is required to be made pursuant to law or regulation or the Takeover Code or where the directors and Target conclude acting in good faith that an announcement is required in order to comply with their fiduciary duties as director of Target.

18.2                     Any notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

18.2.1                      in writing and in English; and

18.2.2                      delivered personally or sent by international courier delivery service (such as Fedex or DHL) to the party due to receive the Notice at the address referred to in clause 18.3 or such other address as a party may specify by not less than 7 days notice in writing to the other parties received before the Notice was despatched.

18.3                     For the purposes of clause 18.2.2, notices shall be given to the addresses set out:

18.3.1                      in the case of a Manager, in Schedule 1;

18.3.2                      in the case of the Company, at the front of this Agreement and marked “for the attention of the Company Secretary”;

18.3.3                      in the case of an Original Investor, in Schedule 2; and

18.3.4                      in the case of any other party to this Agreement from time to time, in the relevant Deed of Adherence.

18.4                     Unless there is evidence that it was received earlier, a Notice is deemed given if:

18.4.1                      delivered personally, when left at the address referred to in clause 18.2; or

18.4.2                      sent by international courier service, when received.

18.5                     A copy of every notice or other communication to the Original Investors shall be given at the same time to the respective Original Investor’s Investment Advisers at their registered office from time to time and a copy of all Notices given under this Agreement shall be sent at the same time to Permira or such of its affiliates as Permira shall direct (marked for the attention of Ian Sellars) and Apax or such of its Affiliates as Apax shall direct (marked for the attention of Richard Wilson).

18.6                     A party may notify any other party of a change to the details referred to in clause 18.3 provided that such notification is made in accordance with clause 18.2 and shall only become effective on the date falling five Business Days after service of such notice (or, if later, on the date specified in such notice).

19.                           GOVERNING LAW

19.1                     This Agreement shall be governed by and construed in accordance with the laws of England.

19.2                     The courts of England have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

19.3                     Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

19.4                     Each party to this Agreement from time to time who is not resident in England shall at all times maintain an agent for service of process and any other documents in connection with proceedings in England or any other proceedings in connection with this Agreement.

20.                           INTERPRETATION

20.1                     In this Agreement:

““A” Ordinary Shares” means “A” Ordinary Shares of EUR 0.01 each in the capital of the Company;

“Act” means the Companies Act 1985, as amended from time to time;

“Additional Investor” means a holder of “B” Ordinary Shares who is not an original party to this Agreement or an Original Investor;

“Additional Investor Director” means a director appointed by an Additional Investor in accordance with Article 12.5 of the Articles of Association;

“Affiliate” has the meaning given in the Articles of Association;

“Announcement” means the announcement in the agreed form containing details of the Scheme and stating that posting of the Scheme Document will take place (as may be amended (subject to clause 2.2.2) with the unanimous consent of the Original Investors and the Target);

“Annual Budget” has the meaning given in clause 7.3;

“Apax” means Apax Partners Worldwide LLP of 15 Portland Place, London W1B 1PT;

“Apax Investor Director” means a director appointed by the Apax Original Investors in accordance with clause 6.1 of this Agreement;

“Apax Investor Newco” means a corporate entity or limited partnership controlled by an Apax Original Investor and incorporated for the purposes of holding shares in the Company or Subordinated Preference Certificates;

“Apax Original Investors” means the persons whose names and addresses are set out in Part B of Schedule 2 (including any permitted transferee(s) of such Original Investors);

“Articles of Association” means the articles of association of the Company in the agreed form;

““B” Ordinary Shares” means “B” Ordinary Shares of EUR 0.01 each in the capital of the Company;

“BidCo/MidCo Intercompany Loan Agreement” means the loan agreement between BidCo and MidCo in the Agreed Form;

“Bridge Facility Documents” have the meaning ascribed thereto in the Senior Facility Agreement;

“Board” means the board of directors of the Company from time to time;

“Business Day” means a day (excluding Saturdays, Sundays and UK public holidays) on which banks in London are generally open for business;

“Cash Offer” means the Cash Offer, to be effected by means of the Scheme, pursuant to which BidCo is offering to acquire the entire issued ordinary share capital of the Target at a price of $15.00 per share on the terms and subject to the conditions set out in the Announcement, with or subject to any modification, addition or condition agreed by the Target and BidCo;

“Claim Form” means the claim form to be lodged with the Court by which Target will seek leave to convene the Court Meeting;

“Co-Investment Scheme” has the meaning given in the Articles of Association;

“Communications” means all communications (whether written or oral, and whether direct or via agents, consultants and advisers) with any Regulatory Body or the Court, in relation to implementation of the Scheme;

“Completion” means the carrying out by the parties of their obligations under clause 3;

“Completion Date” means the date falling no more than 10 days after the Effective Date;

“Conditions” means the Conditions to which the Offer is subject which are set out in part 4 of the Scheme Document;

“Confidential Information” means all information which is confidential and is used in or otherwise relates to the business, customers, financial or other affairs of any member of the Enlarged Group including, without limitation, information relating to:

(a)                                      the marketing of services including, without limitation, market share statistics, rental prices, market research reports and surveys; or

(b)                                     future projects, business development or planning, commercial relationships and negotiations;

“control” has the meaning ascribed thereto in the definition of “Affiliate” set out in the Articles of Association;

“Conversion Rate” means the mid rate of exchange for US dollars with Euros appearing on Reuters Screen EUR = at or about 11:00 a.m. on the Effective Date, provided that if no such screen rate is available at such time, the relevant rate shall be the average mid exchange rate for US dollars with Euros as quoted at such time by three reference banks chose by the Company;

“Court” means the High Court of Justice in England and Wales;

“Court Meeting” means the meeting of holders of Scheme Shares (as defined in the Scheme Document) to be convened by order of the Court pursuant to section 425 of the Act for the purpose of considering and, if thought fit, approving the Scheme, including any adjournment thereof or any further such meeting(s) convened for such purposes;

“Deed of Adherence” means a deed of adherence to be entered into in the circumstances referred to in Recital (F) hereto, and pursuant to clause 12 hereof by any person who is (subject only to being registered in the register of members of the Company) a holder of shares in the company but not already a party to this Agreement and shall be in the following form:

(a)                                      in the circumstances referred to in Recital (F) hereto, as set out in the Form of Election accompanying the Scheme Document;

(b)                                     in the circumstances referred to in clause 12.1.4(a) and (b), as set out schedule 8, Part A;

(c)                                      in the circumstances referred to in clause 12.1.3 or 12.1.4(c), as set out schedule 8, Part B; and

(d)                                     in the circumstances referred to in clause 12.1.4(d), as set out schedule 8, Part C;

“Disclosure Letter” means the letter in the agreed form from the Managers to the Original Investors containing disclosures against the Warranties;

“Effective Date” means either (i) the day on which an office copy of the Order is filed with the Registrar of Companies in England and Wales or (ii) the day that a Subsequent Offer becomes unconditional in all respects;

“EGM” means the extraordinary general meeting of Target to be convened by the notice set out in the Scheme Document for the purpose of considering and, if thought fit, approving resolutions necessary or desirable to implement the Offer, including any adjournment thereof or any further such meeting(s) convened for such purposes;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Enlarged Group” means the Company and its subsidiary undertakings from time to time following Completion (including the Target Group);

“Exit” means a Sale or a Listing;

“Finance Documents” means the Senior Facility Finance Documents, the Intercreditor Agreement, the Bridge Facility Documents and/or the High Yield Notes Finance Documents in each case in the agreed form;

“Form of Election” shall have the meaning given in the Scheme Document;

“Group” means the Company and its subsidiary undertakings as at the date of this Agreement;

“Group Company” means a member of the Group;

“High Yield Notes” has the meaning ascribed thereto in the Senior Facility Agreement;

“High Yield Notes Finance Documents” have the meaning ascribed thereto in the Senior Facility Agreement;

“Holder” means a registered holder of shares in the capital of the Company;

“Independent Directors” means those independent directors of the Target who have recommended the Scheme;

“Intercompany Loan Agreements” means the MidCo/SPCCo Intercompany Loan Agreement and the BidCo/MidCo Intercompany Loan Agreement;

“Intercreditor Agreement” has the meaning set out in the Senior Facility Agreement;

“IPO” means (A) the admission of any of the shares of the Company or a New Ultimate Holding Company (the “Issuer”) to (i) the Official List of the UK Listing Authority becoming effective (in accordance with paragraph 7.1 of the rules made by the UK Listing Authority pursuant to section 74 of the Financial Services and Markets Act 2000, as amended or its successor legislation) and (ii) trading on the London Stock Exchange plc becoming effective (in accordance with paragraph 2.1 of the Admission and Disclosure Standards of the London Stock Exchange plc from time to time) or (B) the admission to listing of any of the shares of the Issuer on any other investment exchange;

“June Balance Sheet” means the balance sheet for the Target Group as at 30 June 2003 as disclosed to the Original Investors;

“LESO” means any company, partnership or other person or entity that owns, controls or operates a land earth station or any Affiliate thereof and for these purposes “control” shall have the meaning given to it in Article 39.9.2 of the Articles of Association;

“LESO Shareholder” means an Additional Investor that is a LESO or which has an Affiliate that is a LESO;

“Listing” means an IPO in connection with which shares with an aggregate market value of at least $100,000,000 (at the time of the IPO) are sold or placed by way of sale by the existing shareholders in the Issuer and/or by way of issue of new shares by the Issuer;

“2002 Long Range Financial Plan” means the long range financial plan prepared by the Managers as disclosed to the Original Investors;

“Majority Original Investor Stake” shall mean a holding of the issued equity share capital in the Company by the Original Investors, which, when taken together, shall constitute a majority of the total issued equity share capital of the Company, PROVIDED THAT in determining whether the Original Investors continue to hold a majority of the issued equity share capital of the Company, any equity shares issued (whether for cash or non-cash consideration) in circumstances where no offer to the holders of Ordinary Shares under Article 20.2 or otherwise on a pro rata basis to their existing holdings of Ordinary Shares has been made in respect of such issue shall be disregarded;

“Managers” means the Managers listed in Schedule 1 and “Manager” means any one of them;

“Manager’s Questionnaire” means the questionnaire executed by each of the Managers in the agreed form;

“Maximum Subordinated Preference Certificate Subscription Amount” means for each Original Investor the amount set opposite its name in column 5 of Schedule 2;

“Maximum Share Subscription” means for each Original Investor the number of “B” Ordinary Shares set opposite its respective name in column 3 of Schedule 2;

“Meetings” means the Court Meeting and the EGM;

“MidCo/SPCCo Intercompany Loan Agreement” means the loan agreement between MidCo and SPCCo in the Agreed Form;

“Minimum Subordinated Preference Certificate Subscription Amount” means for each Original Investor the amount set opposite its respective name in column 4 of Schedule 2;

“Minimum Share Subscription” means for each Original Investor the number of “B” Ordinary Shares set opposite its respective name in column 2 of Schedule 2;

“New Ultimate Holding Company” has the meaning given in clause 15.4.1(b);

“Observers” means the Apax Observer and the Permira Observer;

“Offer” means (i) the Cash Offer and the Securities Offers or (ii) the Subsequent Offer (if any);

“Order” means the Court’s order sanctioning the Scheme under section 425 of the Act;

“Ordinary Shares” means the ordinary shares in the capital of the Company from time to time;

“Original Investment Adviser” means (i) in respect of the Permira Original Investors, Permira (or such of its Affiliates as Permira shall direct) (ii) in respect of the Apax Original Investors (or such of its Affiliates as Apax shall direct), Apax;

“Original Investor Consent” means the prior written consent of each of the Original Investors or the prior consent of the Original Investor Directors determined in accordance with clause 6.7;

“Original Investor Directors” means the Apax Investor Director and the Permira Investor Director;

“Original Investors’ Solicitors” means Clifford Chance of 10 Upper Bank Street, London E14 5JJ;

“Original Strip Proportion” means the proportion immediately following the Completion Date of (i) the aggregate nominal amount of issued Subordinated Preference Certificates (for the avoidance of doubt, excluding for these purposes any Tranche A Subordinated Preference Certificates) to (ii) the number of issued “B” Ordinary Shares;

“Permira” means Permira Advisers Limited of 20 Southampton Street, London WC2E 7QH;

“Permira Original Investor Director” means a director appointed by the Permira Original Investors in accordance with clause 6.2 of this Agreement;

“Permira Investor Newco” means a corporate entity or limited partnership controlled by the Permira Investor and incorporated for the purposes of holding shares in the Company or Subordinated Preference Certificates;

“Permira Original Investors” means the persons whose names and addresses are set out in Part A of Schedule 2 (including any permitted transferee(s) of such Original Investors);

“Qualifying Additional Investor Shareholder” has the meaning set out in the Articles of Association;

“Qualifying Threshold” has the meaning set out in the Articles of Association;

“Ratchet Premium” means EUR 1.00;

“Regulatory Body” means any governmental, taxation, regulatory (statutory or non-statutory) or licensing authority having jurisdiction over any member of the Target Group;

“Sale” has the meaning set out in the Articles of Association;

“Scheme” means the scheme of arrangement proposed to be made between the Target and the Target Shareholders pursuant to Section 425 of the Act as set out in the Scheme Document with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Target and BidCo;

“Scheme Document” means the document in agreed form (as may be amended with the unanimous consent of the Original Investors and the Target) to be sent by the Target to its shareholders containing an explanatory statement under section 426 of the Act and convening an extraordinary general meeting to consider and, if thought fit, pass the resolutions necessary or desirable to implement the Scheme, including accompanying forms of proxy, the Form of Election and any further announcements or documentation considered reasonably necessary or desirable to be sent to the Target Shareholders in connection with the Scheme;

“Scheme Record Time” means 6.00 p.m. on the Business Day immediately preceding the date of the Court Hearing (as defined in the Scheme);

“Securities Offer” has the meaning set out in the Scheme Document, acceptance of which shall require the accepting Target Shareholder to execute a Deed of Adherence to this Agreement, with or subject to any modification, addition or condition agreed by the Target and the Original Investors;

“Senior Facility Agreement” means the $975,000,000 senior facility agreement dated on or about the date hereof between, inter alios, the Company, BidCo, Barclays Capital, Credit Suisse First Boston and the Royal Bank of Scotland PLC;

“Senior Facility Finance Document” has the meaning set out in the Senior Facility Agreement;

“Service Agreement Amendment Agreements” means each of the agreements between the Target and each of the Managers, amending the service agreement of such individuals in the agreed form;

“Shareholders Agreement Condition” means a condition set out in clause 2.1 and “Shareholders Agreement Conditions” means all those conditions;

“Strip Proportion” means either (i) the Original Strip Proportion or (ii) in the case of holders of Warrants (or a Holder of “B” Ordinary Shares whose “B” Ordinary Shares were issued pursuant to the exercise of Warrants), the proportion from time to time of (a) the aggregate nominal amount of issued Tranche A Subordinated Preference Certificates to (b) the number of Warrant Shares (as defined in the Warrant Instrument), including for the avoidance of doubt, Warrant Shares which have been issued upon exercise of the Warrants;

“Subordinated Preference Certificates” means subordinated preference certificates to be issued by SPCCo and constituted by the Subordinated Preference Certificates Instrument or, in the context of holders which are holders of Warrants or Holders of “B” Ordinary Shares whose “B” Ordinary Shares were issued pursuant to the exercise of Warrants, means Tranche A Subordinated Preference Certificates;

“Subordinated Preference Certificates Instrument” means the instrument in the agreed form to be executed by SPCCo constituting Subordinated Preference Certificates to be issued by SPCCo pursuant to clauses 3.4 and 3.6 of this Agreement;

“Subsequent Offer” means, in the event that the Scheme is not announced or lapses or is withdrawn, an offer within 21 days of such lapse or withdrawal by Bidco for the ordinary share capital of Target under the Takeover Code on terms no less favourable to the Target Shareholders than those proposed under the Scheme and approved by the Original Investors and the Target;

“Takeover Code” means the City Code on Takeovers and Mergers, as amended from time to time;

“Target Group” means Target and its subsidiary undertakings at the date of this Agreement and “member of Target Group” is to be construed accordingly;

“Target Shareholders” means a holder of ordinary shares in the share capital of Target at the Scheme Record Time;

“TopCo Units” has the meaning given to “Duchessgrove Units” in the Scheme Document;

“Tranche A Subordinated Preference Certificates” means the subordinated preference certificates constituted by the Tranche A Subordinated Preference Certificates Instrument;

“Tranche A Subordinated Preference Certificates Instrument” means the instrument in the agreed form to be executed by SPCCo constituting Tranche A Subordinated Preference Certificates;

“US$” means US dollars being the lawful currency of the United States of America;

“Warrants” means the warrants to subscribe for “B” Ordinary Shares in the Company constituted under the Warrant Instrument;

“Warranties” means the warranties given by the Managers pursuant to clause 4.1 and set out in Schedule 3 and “Warranty” means any one of them;

“Warrant Instrument” means the instrument in the agreed form to be executed by the Company constituting warrants to subscribe for “B” Ordinary Shares in the Company; and

“Written Resolutions” means the written resolutions of the Company in the agreed form.

20.2                     In this Agreement, a reference to:

20.2.1                      a “subsidiary undertaking” or a “group undertaking” is to be construed in accordance with sections 258 and 259 respectively of the Act;

20.2.2                      a “recognised investment exchange” is to be construed in accordance with section 285 of the Financial Services and Markets Act 2000;

20.2.3                      a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of (or by such person’s legal counsel) the Managers and the Original Investors and, in relation to the Articles of Association, the Subordinated Preference Certificates Instrument and the Scheme Document, the Target;

20.2.4                      a statutory provision includes a reference to:

(i)                                         the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement; and

(ii)                                      any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

20.2.5                      a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having a separate legal personality);

20.2.6                      an individual includes a reference to that individual’s legal personal representatives, successors and permitted assigns;

20.2.7                      the masculine includes the feminine and vice versa;

20.2.8                      a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or a paragraph of, or a Schedule to, this Agreement; and

20.2.9                      a reference to “including” shall be construed as a reference to “including without limitation”.

20.3                     The headings in this Agreement do not affect its interpretation.

20.4                     Where any undertakings, obligations, warranties or similar such matters are given by more than one Manager in the Agreement, except where otherwise expressly stated to the contrary, such undertakings, obligations or warranties shall be given severally (not jointly or jointly and severally) and default of one Manager shall not prejudice any other Manager.

20.5                     Any undertakings, obligations, warranties or similar such matters given by a Manager in this Agreement are given in his/her personal capacity and not with the authority or approval of, nor on behalf of, Target and Target shall have no liability whatsoever in relation to any non-performance or breach of the same.

A S  W I T N E S S  the hands of the parties or their duly authorised representatives the day and year first above written

SCHEDULE 1
The Managers

(1)	(2)	(3)	(4)	(5)
Name	No. of “A” Ordinary Shares to be subscribed on Completion at an issue price of EUR 2.00 each	Limitation of Warranty Claims (EUR)	Transaction Sale Proceeds (gross of tax and incorporating gains from Options) (£)	Percentage of Warranty Claims
Michael Storey 4 St Mark’s Crescent, London NW1 7TS	270,000	540,000	938,160	25
Ramin Khadem 29 Hampstead Hill Gardens, Hampstead, London NW3 2PJ	121,500	243,000	101,799	11.25
Michael Butler Field House, The Walled Garden, Wood Lane, Beech Hill, Berks RG7 2LA	121,500	243,000	102,815	11.25
Gene Jilg 99 City Road, London EC1Y 1AX	121,500	243,000	97,553	11.25
Alan Auckenthaler 6200 Westchester Park Drive Apartment 1711, College Park, Maryland 20740-2842 United States of America	74,250	148,500	74,639	6.875
Richard Denny 7 Hall Park Gate, Berkhamstead Hertfordshire HP4 2NL	74,250	148,500	47,321	6.875
Alison Horrocks 39 Elm Grove Road, Barnes, London SW13 0BU	74,250	148,500	51,754	6.875
Paul Griffith 48 Windsor Road, Kew, Richmond TW9 2EL	74,250	148,500	32,726	6.875
Debbie Jones c/o the Target’s registered office	74,250	148,500	48,532	6.875
Perry Melton 12 Royal Court, Finland Street, Rotherhithe, London SE16 1TA	74,250	148,500	43,424	6.875

SCHEDULE 2
The Original Investors

Part A
The Permira Original Investors

(1)	(2)	(3)	(4)	(5)
Name and Address	Minimum No. of “B” Ordinary Shares to be subscribed on Completion	Maximum No. of “B” Ordinary Shares to be subscribed on Completion	Minimum Subordinated Preference Certificate Amount to be subscribed on Completion (US$)	Maximum Subordinated Preference CertificateAmount (US$)
Permira Europe III Nominees Limited (as nominees for Permira Europe III L.P. 1) Trafalgar Court, Les Banques, St Peter Port, Guernsey, Channel Islands	1,664,374	3,077,461	40,449,511	74,791,939
Permira Europe III Nominees Limited (as nominees for Permira Europe III L.P. 2) Trafalgar Court, Les Banques, St Peter Port, Guernsey, Channel Islands	4,991,997	9,230,300	121,321,173	224,325,229
Permira Europe III Nominees Limited (as nominees for Permira Europe III GmbH & Co. KG)	64,701	119,633	1,572,438	2,907,469
Permira Europe III Nominees Limited (as nominees for Permira Europe III Co-Investment Scheme) Trafalgar Court, Les Banques, St Peter Port, Guernsey, Channel Islands	41,857	77,394	1,017,252	1,880,918
Permira Investments Limited, Trafalgar Court, Les Banques, St Peter Port, Guernsey, Channel Islands	122,071	225,712	2,966,709	5,485,503
Total	6,885,000	12,730,500	167,327,083	309,391,058

Part B
The Apax Original Investors

(1)	(2)	(3)	(4)	(5)
Name and Address	Minimum No. of “B” Ordinary Shares to be subscribed on Completion at 1 EUR each	Maximum No. of “B” Ordinary Shares to be subscribed on Completion at 1 EUR each	Minimum Nominal Amount of Subordinated Preference Certificates to be subscribed on Completion (US$)	Maximum Subordinated Preference Certificate Amount (US$)
Apax Europe V - A, L.P., a Delaware limited partnership established under the Delaware Revised Uniform Limited Partnership Act and having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey GY1 3ZD acting by its discretionary investment manager Apax Partners Europe Managers Ltd whose registered office is at 15 Portland Place, London W1B 1PT (“Apax Europe V - A”).	4,303,379	7,957,032	104,585,600	193,380,826
Apax Europe V - B, L.P., an English limited partnership established under the Limited Partnerships Act 1907 and having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey GY1 3ZD acting by its discretionary investment manager Apax Partners Europe Managers Ltd whose registered office is at 15 Portland Place London W1B 1PT (“Apax Europe V - B”).	774,041	1,431,217	18,811,617	34,783,049
Apax Europe V - C, GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) established under the German Civil Code (Handelsgesetzbuch) and having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey GY1 3ZD acting by its discretionary investment manager Apax Partners Europe Managers Ltd whose registered office is at 15 Portland Place, London W1B 1PT (“Apax Europe V - C”).	440,053	813,667	10,694,679	19,774,671
Apax Europe V - D, L.P., an English limited partnership established under the Limited Partnerships Act 1907 and having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey GY1 3ZD acting by its discretionary investment manager Apax Partners Europe Managers Ltd whose registered office is at 15 Portland Place, London W1B 1PT (“Apax Europe V - D”).	579,964	1,072,364	14,094,941	26,061,822
Apax Europe V - E, L.P., an English limited partnership established under the Limited Partnerships Act 1907 and having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey GY1 3ZD acting by its discretionary investment manager Apax Partners Europe Managers Ltd whose registered office is at 15 Portland Place, London W1B 1PT (“Apax Europe V - E”).	577,619	1,068,029	14,037,953	25,956,451
Apax Europe V - F, C.V., a Dutch limited partnership (commanditaire vennootschap) established under the Wetboek van Koophandel having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey GY1 3ZD acting by its discretionary investment manager Apax Partners Europe Managers Ltd whose registered office is at 15 Portland Place, London W1B 1PT (“Apax Europe V - F”).	101,611	187,881	2,469,464	4,566,087
Apax Europe V - G, C.V., a Dutch limited partnership (commanditaire vennootschap) established under the Wetboek van Koophandel having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey GY1 3ZD acting by its discretionary investment manager Apax Partners Europe Managers Ltd whose registered office is at 15 Portland Place, London W1B 1PT (“Apax Europe V - G”).	101,611	187,881	2,469,464	4,566,087
Apax Europe V - 1, L.P., an English limited partnership established under the Limited Partnerships Act 1907 and having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey GY1 3ZD acting by its discretionary investment manager Apax Partners Europe Managers Ltd whose registered office is at 15 Portland Place, London W1B 1PT (“Apax Europe V - 1”).	3,283	6,070	79,783	147,520
Apax Europe V - 2, L.P., an English limited partnership established under the Limited Partnerships Act 1907 and having its principal place of business at 13-15 Victoria Road, St Peter Port, Guernsey GY1 3ZD acting by its discretionary investment manager Apax Partners Europe Managers Ltd whose registered office is at 15 Portland Place, London W1B 1PT (“Apax Europe V - 2”).	3,439	6,359	83,582	154,545
TOTAL	6,885,000	12,730,500	167,327,083	309,391,058

SCHEDULE 3
Warranties

1.                                 PAYMENTS IN CONNECTION WITH THE TRANSACTION

Other than those amounts set out against that Manager’s name in column 4 of Schedule 1, there is no agreement, arrangement or understanding under which the Manager or, so far as he is aware, any connected person of him, is entitled to receive or so far as he is aware could receive from any person (including, without limitation, any member of the Target Group), any finder’s, success or other fee, bonus, brokerage, commission or other payment (whether in cash or in kind) in connection with the sale of the Target.

2.                                 THE MANAGERS

2.1                           There are no existing contracts or arrangements to which any member of the Target Group is a party and in which the Manager or so far as he is aware a connected person of him, is directly or indirectly interested (other than the Manager’s existing service agreement (if any)).

2.2                           The Manager does not have and, so far as he is aware, no person connected with him has, any direct or indirect interest which conflicts with the affairs of the Target Group.

2.3                           Save as disclosed in the Managers’ Questionnaires, the Manager is not engaged in any business, trade or occupation (whether as adviser, director, employee, consultant, manager, shareholder or otherwise) other than that of the Target Group.

2.4                           Save as provided in the ordinary course of employment there is no loan or other debt owing by or to the Manager or, so far as he is aware, any person connected with him to or by a member of Target Group.

2.5                           There are no contracts, duties, obligations or arrangements (express or implied) to which the Manager or, so far as he is aware, any person connected with him, is a party or subject to or bound by which could:

2.5.1                            adversely affect the ability of the Manager to perform any of his obligations under this Agreement or under his service agreement or to be an officer of, or interested in shares of, the Company; or

2.5.2                            involve any member of the Group in any liability or impose any obligation on any member of the Group.

2.6                           The Manager is not directly or indirectly (whether as adviser, director, employee, consultant, manager or otherwise) concerned or interested in any business which is of a similar nature to or competitive with that of the Target Group.

2.7                           The answers given by the Manager in his Manager’s Questionnaire are true, accurate and not (whether by omission or otherwise) misleading in any respect.

3.                                 LONG RANGE FINANCIAL PLAN DECEMBER 2002

3.1                           The 2002 Long Range Financial Plan:

(a)                            has been honestly and diligently prepared by the Managers in good faith;

(b)                           is honestly believed by the Manager to be fair and reasonable in all material respects in their honest opinion when taken as a whole; and

(c)                            is based upon assumptions which have been fully and carefully considered by him and which are honestly believed by the Manager to be fair, reasonable and realistic, and in their honest opinion represent all relevant material assumptions.

3.2                           So far as the Manager is aware the facts contained in the 2002 Long Range Financial Plan are true and accurate in all material respects.

3.3                           The Manager is not aware of any fact, matter or circumstance which may by omission or otherwise render the 2002 Long Range Financial Plan misleading in any material respect.

4.                                 JUNE BALANCE SHEET

To the best of the knowledge, information and belief of the Manager, the June Balance Sheet shows a materially accurate view of the assets and liabilities and trading position of the Target Group as at the date it has been prepared and of the profits and losses for the period in respect of which it has been prepared.

5.                                 INFORMATION

5.1                           So far as the Manager is aware all material written agreements between (i) the Target Group and a LESO (ii) relating to the I.4 programme satellite purchases, ground network end user terminal and launch services (iii) relating to leasing of capacity from Thuraya 1 and 2 satellites and (iv) relating to the distribution of B-GAN and R-RGAN services (including in each case any amendments thereto) have been disclosed to the Original Investors.  So far as the Manager is aware details of all material discussions and negotiations relating to the amendment, cancellation or replacement of all such material written agreements have been disclosed to the Original Investors.

5.2                           So far as the Manager is aware all assets in relation to the Inmarsat 3 programme are in good condition and working order and not in need of renewal or replacement.  So far as the Manager is aware all such assets have been regularly maintained to a good technical standard.

6.                                 REGULATORY

So far as the Manager is aware, there is no regulatory issue that will have a material adverse impact on the achievability of the Long Range Financial Plan that is not taken into account in the plan.

SCHEDULE 4
Authorised and Issued Share Capital and Directors
Immediately after Completion

NUMBER OF SHARES

	Authorised	Issued
“A” Ordinary Shares	1,539,000	1,080,000
“B” Ordinary Shares	30,000,000	25,461,000

DIRECTORS

Name	Address
Michael Storey	4 St Mark’s Crescent, London NW1 7TS
Michael Butler	Field House, The Walled Garden, Wood Lane, Beech Hill, Berks RG7 2LA
Ramin Khadem	27 Hampstead Hill Gardens, Hampstead, London NW3 2PJ
Richard Wilson	Hall Place, School Lane, Seer Green, Beaconsfield, Bucks
Graham Wrigley	10 Newton Grove, London W4 1LB
Andrew Sukawaty	23 Rossetti House, 59 Ordnance Hill, London NW8 6QF

SCHEDULE 5
Veto rights of Original Investors

1.                                 SHARE CAPITAL

1.1                           The variation, creation, increase, re-organisation, consolidation, sub-division, conversion, reduction, redemption, repurchase, re-designation or other alteration of the authorised or issued share or loan capital of any member of the Enlarged Group or the variation, modification, waiver, abrogation or grant of any rights attaching to any such share or loan capital except, in each case, as may be expressly required by this Agreement, the Finance Documents, the Warrant Instrument, the Subordinated Preference Certificates Instrument or the Articles of Association.

1.2                           The entry into or creation by any member of the Enlarged Group of any agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the creation, allotment, issue, transfer, redemption or repayment of, a share in the capital of any member of the Enlarged Group (including, without limitation, an option or right of pre-emption or conversion) except, in each case, as may be expressly required by the Warrant Instrument or the Articles of Association.

1.3                           Other than as expressly required by the Articles of Association, the reduction, capitalisation or repayment of any amount standing to the credit of the  share capital, share premium account, capital redemption reserve or any other reserve of any member of the Enlarged Group (other than a wholly-owned subsidiary undertaking of the Company), or the reduction of any uncalled liability in respect of partly paid shares of any member of the Enlarged Group.

2.                                 MEMORANDUM AND ARTICLES OF ASSOCIATION

The alteration of the memorandum or articles of association (or equivalent constitutional documents) of any member of the Enlarged Group except as required by law or regulation or as required pursuant to the Scheme.

3.                                 DISTRIBUTIONS

The recommendation, declaration or making (directly or indirectly) of any dividend or other distribution of profits, assets or reserves by any member of the Enlarged Group, other than a wholly-owned subsidiary undertaking of the Company.

4.                                 WINDING UP

Except in relation to any current litigation (as disclosed to the Original Investors at the date of this Agreement) the taking of steps to:

4.1                           wind up or dissolve any member of the Enlarged Group;

4.2                           obtain an administration order in respect of any member of the Enlarged Group;

4.3                           invite any person to appoint a receiver or receiver and manager of the whole or any part of the business or assets of any member of the Enlarged Group;

4.4                           make a proposal for a voluntary arrangement under section 1 of the Insolvency Act 1986 in respect of any member of the Enlarged Group;

4.5                           obtain a compromise or arrangement under section 425 of the Act in respect of any member of the Enlarged Group; or

4.6                           do anything similar or analogous to those steps referred to in paragraphs 4.1 to 4.5 above, in any other jurisdiction.

5.                                 MAJOR DISPOSALS AND ACQUISITIONS

5.1                           Except as expressly contemplated by the Annual Budget, the disposal by any means (including by lease or licence) by any member of the Enlarged Group of any asset or the whole or a significant part of its undertaking, in each case at a price or with a value of £500,000 or more (taken together with any related disposals) except in relation to any current litigation (as disclosed to the Original Investor at the date of this Agreement).

5.2                           Except as expressly contemplated by the Annual Budget, the acquisition by any means (including by lease or licence) by any member of the Enlarged Group of any asset at a price or with a value of £500,000 or more (taken together with any related acquisitions) and except as provided in paragraph 19 below.

5.3                           Except as expressly contemplated by the Annual Budget, the disposal by any means of any member of the Enlarged Group or the dilution of the Company’s interest directly or indirectly in any of its subsidiary undertakings or the effecting of any hive-up or hive-down or any other Enlarged Group re-organisation or the creation or acquisition of a new member of the Enlarged Group.

6.                                 MATERIAL CHANGE IN NATURE OF BUSINESS

Except in relation to any current litigation (as disclosed to the Original Investor at the date of this Agreement), any material change (including cessation) in the nature of the business of any member of the Enlarged Group or in the case of a member of the Enlarged Group acquired after the date of this Agreement, in the nature of its business as at the date of such acquisition.

7.                                 LESO AGREEMENT/MATERIAL AGREEMENTS

The entry into, termination, amendment, variation or waiver of rights  of any contract (i) between a member of the Enlarged Group and any LESO (ii) relating to the I-4 programme satellite purchases, ground network, end-user terminal and launch services (iii) relating to leasing of capacity from Thuraya 1 and 2 satellites and (iv) relating to the distribution of BGAN and R-BGAN services.

8.                                 MERGERS AND AMALGAMATIONS

Any amalgamation, demerger, merger, corporate reconstruction or consolidation of any member of the Enlarged Group however effected.

9.                                 ANNUAL BUDGET

Any alteration to the Annual Budget or, prior to the preparation of the Annual Budget, alteration of the updated Q2 Forecast for the relevant financial year or the taking of steps which are inconsistent with it.

10.                           ACCOUNTING REFERENCE DATE, ACCOUNTING POLICIES AND PRACTICES

The alteration of the accounting reference date of any member of the Enlarged Group or the alteration of the accounting policies or practices of any member of the Enlarged Group except as required by law or to comply with a new accounting standard or with the prior approval of the Audit Committee.

11.                           DIRECTORS AND OFFICERS

The appointment or removal of any director or other officer of a member of the Enlarged Group (other than the appointment or removal of an Original Investor Director or an Additional Investor Director) or any variation in the remuneration or other benefits or terms of service of such director or other officer except as approved by the Remuneration Committee or as expressly contemplated in the Annual Budget.

12.                           AUDITORS AND OTHER ADVISERS

The removal or appointment of the auditors or any other professional advisers of any member of the Enlarged Group, other than the reappointment of existing advisers.

13.                           SENIOR EMPLOYEES

The appointment or termination of employment of any employee of, or the appointment or termination of the engagement of any other person whose services are or are to be provided to, any member of the Enlarged Group whose base salary or the payment for whose services is to be or is in excess of £100,000 a year, or any material variation of the remuneration or other benefits or terms of employment or engagement of any such person except as approved by the Remuneration Committee or as expressly contemplated in the Annual Budget.

14.                           CONTRACTS WITH MANAGERS

The entry into, termination or variation of any contract or arrangement between any member of the Enlarged Group and a Manager (or a connected person of a Manager) or in which the Manager is otherwise interested including the variation of the remuneration or other benefits under such contract or arrangement, the waiver of any breach of such contract or arrangement, the making of any bonus payment or the provision of any benefit by any member of the Enlarged Group to or to the order of a Manager or to a connected person of that Manager, other than the making of a payment or the provision of a benefit pursuant to and in accordance that Manager’s service agreement or as approved by the Remuneration Committee, in respect of matters within its terms of reference.

15.                           EMPLOYEE BENEFITS

The establishment of any pension, retirement, death or disability or life assurance scheme, or any employees’ share scheme or employee trust or share ownership plan, share option or shadow share option scheme, or other profit sharing, bonus or incentive scheme in each case for any of the directors, employees or former directors or employees (or dependants thereof) of any member of the Enlarged Group, the variation of the terms or rules of any such new or any existing scheme (except for non-material changes which are administrative in nature), the appointment and removal of any trustee except for the member nominated trustee or manager of such a scheme or the allocation of options or other entitlements under any such scheme except as approved by the Remuneration Committee, in respect of matters within its terms of reference.

16.                           COMMITTEES

The delegation by the directors of any member of the Enlarged Group of any of their powers to a committee or the establishment or variation of the membership, or terms of reference of, any such committee or the taking of any action which contravenes or materially differs from any recommendation or decision of the Audit Committee or the Remuneration Committee respectively.

17.                           POLICY

The formulation of the Enlarged Group’s risk management strategy, health and safety policy and environmental policy.

18.                           FINANCE DOCUMENTS, SUBORDINATED PREFERENCE CERTIFICATE INSTRUMENT AND WARRANT INSTRUMENT

18.1                     The making by any member of the Enlarged Group of, or any request for, any variation or modification to, or waiver of any right or claim under, the Finance Documents, the Subordinated Preference Certificate Instrument or the Warrant Instrument or any document entered into pursuant to any of those agreements.

18.2                     The taking of any action by the Company pursuant to the Finance Document or the Warrant Instrument which is inconsistent with the terms of any of them.

19.                           CAPITAL EXPENDITURE

Capital expenditure of any member or members of the Enlarged Group which is greater than: (i) US$5,000,000 (exclusive of VAT or overseas equivalent) in respect of any individual item of capital expenditure or (ii) any amount which is not provided for in the Annual Budget (or for the period until the first Annual Budget is produced, the current capital expenditure schedule) for the relevant financial year, treating the entering into by any member of the Enlarged Group of any lease, licence or similar obligation as capital expenditure of an amount equal to the rental and other payments payable by the Enlarged

Group as a result of that obligation.

20.                           AGREEMENTS OUTSIDE THE ORDINARY AND NORMAL COURSE OF TRADING

The entry by any member of the Enlarged Group into any contract, commitment or arrangement outside the ordinary and normal course of trading or otherwise than at arms’ length, or of any contract or arrangement which is, or is likely to be, material in the context of the Enlarged Group as a whole or the making of any payment by any member of the Enlarged Group other than on an arms’ length basis, or which is of an unusual or onerous nature.

21.                           MATERIAL CONTRACTS

Except as expressly contemplated by the Annual Budget, the making of any material change in the terms of, or the surrender of, any material contract of any member of the Enlarged Group, including any contract previously identified by the Original Investor Directors as material for the purposes of this paragraph.

22.                           SALE AND LEASE-BACK ARRANGEMENTS

Other than pursuant to the Finance Documents, the entry by any member of the Enlarged Group into any agreement or arrangement for the sale and lease-back of any asset.

23.                           FACTORING OF DEBTS

The factoring of book debts by any member of the Enlarged Group or entry into any invoice discounting or similar arrangements which are outside the ordinary course of business.

24.                           HIRE PURCHASE ETC.

The entry by any member of the Enlarged Group into any hire purchase, credit or conditional sale, rental or leasing agreement, the total capital cost of which, or when aggregated with all other such commitments already entered into by the Enlarged Group, will be at any time in excess of the amount provided therefore in the Annual Budget.

25.                           JOINT VENTURES

The entry by any member of the Enlarged Group into any partnership or joint venture arrangement with any person.

26.                           RESTRICTIVE AGREEMENTS

The entry by any member of the Enlarged Group into any agreement restricting its freedom to do business.

27.                           ENCUMBRANCES AND GUARANTEES

The creation of any Encumbrance over any uncalled capital of, or any other asset of, any member of the Enlarged Group or the giving of any guarantee, indemnity or security, or the entry into of any agreement or arrangement having a similar effect by any member of the

Enlarged Group or the assumption by any member of the Enlarged Group of any liability, whether actual or contingent, in respect of any obligation of any person other than a wholly-owned subsidiary undertaking of the Company (except arrangements which exist at the date of this Agreement, intra-group arrangements of less than £1 million pursuant to the Finance Documents or other than liens or the operation of title retention clauses, or arising in the ordinary and normal course of trading).

28.                           BORROWING

Any member of the Enlarged Group incurring, or the entry by any member of the Enlarged Group into any agreement or facility to obtain, any borrowing, advance, credit or finance or any other indebtedness or liability in the nature of borrowing, other than pursuant to the Finance Documents or the Subordinated Preference Certificates Instrument except for trade credit in the ordinary and normal course of trading or as provided for in the Annual Budget.

29.                           APPLICATIONS FOR FINANCE

The making by any member of the Enlarged Group of an application to, or submission of any business plan or other information to, any financial institution or other third party with a view to obtaining finance.

30.                           LOANS

The lending of money or granting of credit by any member of the Enlarged Group except:

30.1                     to employees of the Enlarged Group in amounts not exceeding £5,000 per employee;

30.2                     credit given in the ordinary and normal course of trading of the Enlarged Group’s business; or

30.3                     to a wholly-owned subsidiary undertaking.

31.                           INSURANCE

Any material alteration to any of the insurance policies of any member of the Enlarged Group including the keyman policies.

32.                           DONATIONS

The making by any member of the Enlarged Group of any political contribution or donation, or of any charitable contribution or donation the making of which would cause the aggregate amount of such contributions or donations by all members of the Enlarged Group to exceed £5,000 in any one financial year except for commitments existing at the date hereof.

33.                           SPONSORSHIP

The sponsoring by any member of the Enlarged Group or any event (whether sporting or otherwise) which would cause the aggregate amount of such contributions or donations by all members of the Enlarged Group to exceed £50,000 in any one financial year except for commitments existing at the date hereof.

34.                           NEW SUBSIDIARIES, BRANCHES AND INVESTMENTS

The incorporation of a new subsidiary undertaking of the Company or the acquisition (however effected) by any member of the Enlarged Group of an interest in any shares in the capital of any body corporate, or in any instrument convertible into the share capital of any body corporate or the establishment of a branch outside the United Kingdom or the acquisition of any other interest in a company, business, undertaking or concern, including, without limitation, the acquisition of any share or marketable security which is traded on a recognised investment exchange or any other public securities market.

35.                           EXPANSION OUTSIDE THE GROUP

The expansion, development or evolution of the Enlarged Group or the carrying on of its business otherwise than through the Company or a wholly-owned subsidiary undertaking of the Company.

36.                           LITIGATION

Except in relation to any current litigation (as disclosed to the Original Investors), the instigation and subsequent conduct or the settlement of any litigation or arbitration or mediation proceedings by any member of the Enlarged Group (except relating to debt collection in the ordinary and normal course of trading of the Enlarged Group’s business or applications for an interim injunction or other urgent application where it is not reasonably practicable to obtain the requisite consent) where the amount claimed exceeds £100,000.

37.                           EXIT

37.1                     The appointment of any corporate finance adviser by any member of the Enlarged Group in connection with a proposed Exit or the appointment of any other financial advisers (other than advisers in relation to matters within the ordinary and normal course of trading of the Enlarged Group’s business) by any member of the Enlarged Group.

37.2                     Any member of the Enlarged Group directly or indirectly entering into or being involved in any discussion or negotiation with any third party who is interested in acquiring shares in the capital of the Company or a part of the business or assets of the Enlarged Group (a “Prospective Purchaser”) or the making of any information relating to the Enlarged Group available to any Prospective Purchaser.

38.                           AGREEMENTS

The entry by any member of the Enlarged Group (as relevant) into any agreement or binding commitment to do any of the actions described in this Schedule 5.

39.                           ANNOUNCEMENTS

The making by or on behalf of any member of the Enlarged Group (as relevant) of an announcement in relation to any of the actions described in this Schedule 5 or in relation to a proposal to take any such action in each case where such action is material.

SCHEDULE 6
Remuneration and audit committees

1.                                 REMUNERATION COMMITTEE

1.1                           The Remuneration Committee shall be responsible for determining the salary, bonus and other remuneration and benefits (including bonuses, incentive payments and share options, where appropriate) and the appointment or dismissal (and terms of appointment or dismissal) of those executive directors and senior employees of the Enlarged Group whose base salary is at least £100,000 a year.

1.2                           The Remuneration Committee shall determine the targets for any performance related pay schemes and the policy and scope of any pension arrangements operated by the Group, and shall oversee the implementation of any employee benefit structures.

1.3                           The Remuneration Committee shall determine to whom shares in the Company which are authorised but unissued at Completion will be issued and to whom shares which are compulsorily acquired under Article 5 of the Articles of Association should be offered in accordance with that Article.

2.                                 AUDIT COMMITTEE

2.1                           The Audit Committee shall review and keep under review:

2.1.1                            the accounting policies, practices and procedures of the Enlarged Group;

2.1.2                            the effectiveness of the Enlarged Group’s reporting and internal financial control systems and procedures for the identification and assessment of risks and its co-ordination with the external audit process;

2.1.3                            the Enlarged Group’s compliance with legal requirements and accounting standards, and the consistency of accounting policies on a year-on-year basis and across each member of the Enlarged Group;

2.1.4                            the scope and results of the internal audit and annual external audit and the appointment of the Enlarged Group’s external auditors (focusing on their independence and objectivity, audit fees and fees payable in respect of non-audit activities); and

2.1.5                            any matters raised by the Enlarged Group’s auditors.

2.2                           The Audit Committee may require the attendance of the auditors or of any employee of the Enlarged Group and may require the disclosure of any information relating to the Enlarged Group from the Enlarged Group’s financiers or auditors (whom it may approach directly) and, where reasonable, may obtain legal or other professional advice on the terms of any matter within its terms of reference.

SCHEDULE 7
Listing Matters

Definitions

In this Schedule 7:

“Exit Warranty” means a statement contained in Paragraph 2 of Part A of Schedule 7 and “Exit Warranties” means all those statements;

“Lock-Up Period” means the period for which the holders of Retained Shares are prevented from selling Retained Shares in accordance with the terms of the Underwriting Agreement and/or the Registration Rights Agreement;

“Prospectus” means the prospectus to be published on the date of the Underwriting Agreement in relation to a Listing;

“Registration Rights Agreement” means the agreement to be entered into by the Selling Shareholders and the Company at or around the time of a Listing whose key terms shall be substantially similar to those set out in Part B of this Schedule 7;

“Retained Shares” means those shares in the Ultimate Holding Company that are not sold on a Listing;

“Sale Shares” means the Shares to be sold by the Selling Shareholders at the time of Listing pursuant to the Underwriting Agreement;

“Securities Act” shall mean the Securities Act of 1933 as amended from time to time;

“Selling Shareholder” means a holder of Ordinary Shares selling some or all of such Ordinary Shares pursuant to a Listing and in accordance with the terms of the Underwriting Agreement;

“Underwriter” means each of the parties identified as such in the Underwriting Agreement and “Underwriters” means all of them; and

“Underwriting Agreement” means the agreement to be entered into by, inter alia, the Selling Shareholders, the Company and the Underwriter at or around the time of a Listing.

Part A
Warranties

1.                                 WARRANTIES

1.1                           Each Selling Shareholder severally warrants to each of the Underwriters that, (where relevant) in respect of its Sale Shares, the Exit Warranties in Paragraph 2 of Part A of this Schedule 7 are true, complete, accurate and not misleading at the date of the Underwriting Agreement.

1.2                           The Selling Shareholders each acknowledge that each of the Underwriters is entering into this Underwriting Agreement in reliance on each Exit Warranty which has also been given as a representation and with the intention of inducing each of the Underwriters to enter into this Underwriting Agreement.  Each of the Underwriters acknowledges that each party (other than the Underwriters) is entering into this Underwriting Agreement in reliance on each warranty given by such Underwriter which has also been given as a representation and with the intention of inducing each party (other than the Underwriters) to enter into this Agreement.

1.3                           Each Exit Warranty is to be construed independently and is not limited by any other Exit Warranty.  Each warranty given by an Underwriter is to be constructed independently and is not limited by any other warranty given by an Underwriter.

1.4                           Except to the extent necessary to implement an Underwriting Agreement, each party giving an Exit Warranty under an Underwriting Agreement undertakes to each other not to do, or omit to do, anything which would or might cause any Exit Warranty given by it to become untrue, inaccurate or misleading at any time (by reference to the facts and circumstances existing at that time) before the end date of any lock-up period.

1.5                           Each party (other than the Underwriters) severally undertakes to each Underwriter to notify each Underwriter immediately if it becomes aware of a fact or circumstance which constitutes a breach of clause 1.1 of Part A of Schedule 7 or has caused or would cause or might reasonably be expected to cause any Exit Warranty to become untrue, inaccurate or misleading at any time (by reference to the facts or circumstances existing at that time) before admission.  Each Underwriter severally undertakes to each party (other than the Underwriters) to notify the Company and Selling Shareholder immediately if it becomes aware of a fact or circumstance which constitutes a breach of a warranty given by it or has caused or would cause or might reasonably be expected to cause any such warranty to become untrue, inaccurate or misleading at any time (by reference to the facts or circumstances existing at that time) before admission.

2.                                 FORM OF WARRANTIES

2.1                           To the extent the Selling Shareholder is a Company, it is a limited company, duly incorporated and is validly existing as a corporation of good standing under the laws of its place of incorporation and has been in continuous existence since incorporation.

2.2                           The Selling Shareholder has the right, power and authority, and has taken all action necessary, to sell the Sale Shares and to execute the Underwriting Agreement and any other documents in relation thereto, to pay the fees, commissions and costs provided in the Underwriting Agreement and to execute, deliver and exercise its rights, and perform its obligations, under the Underwriting Agreement and the arrangements contemplated by the Underwriting Agreement in accordance with its terms.

2.3                           All authorisations, consents and approvals required by the Selling Shareholder in connection with the sale of the Sale Shares, the execution of the Underwriting Agreement and any other documents in relation thereto, the performance by the Selling Shareholder of its obligations under the Underwriting Agreement and the distribution of the Prospectus in accordance with the provisions set out in the Prospectus have been in full force and effect.

2.4                           This Underwriting Agreement, and any other documents in relation thereto, have been duly authorised, executed and delivered by the Selling Shareholder and constitutes legal, valid, binding and enforceable obligations of the Selling Shareholder.

2.5                           The Selling Shareholder is the sole legal and beneficial owner of the Sale Shares.

2.6                           There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Sale Shares.

2.7                           Other than this Underwriting Agreement, there is no agreement, arrangement or obligation requiring the transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the transfer, redemption or repayment of, the Sale Shares (including, without limitation, an option or right of pre-emption or conversion).

2.8                           Neither the Selling Shareholder, nor any of its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Shares under any relevant legislation.

2.9                           Assuming that any stabilisation effected by or on behalf of the Underwriters is effected in accordance with applicable laws, neither the Selling Shareholder, nor any of its affiliates, nor any person acting on its or their behalf has taken, directly or indirectly, any action designed to cause or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act and the rules and regulations of the US Securities Exchange Commission promulgated under the Exchange Act or otherwise, in the stabilisation or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

2.10                     Such Selling Shareholder has duly executed and delivered a Power of Attorney (the “Power of Attorney”), in a form furnished to the Underwriters as such Selling Shareholder’s attorney (the “Attorney”) with authority to execute and deliver the Underwriting Agreement on behalf of such Selling Shareholder, to authorise the delivery of the Sale Shares to be sold by such Selling Shareholder under this Underwriting Agreement and otherwise to act on behalf of such Selling Shareholder in connection with the transactions contemplated by this Agreement.

2.11                     The appointments by such Selling Shareholder by the Power of Attorney are irrevocable; the obligations of the Selling Shareholder under this Agreement shall not be terminated by operation of law, whether by the death or incapacity of any individual Selling Shareholder or, in the case of an estate or trust, by the death or incapacity of any executor or trustee or the termination of such estate or trust, or in the case of a partnership or company, by the dissolution of such partnership or corporation, or by the occurrence of any other event; if any individual Selling Shareholder or any such executor or trustee should die or become incapacitated, or if any such estate or trust should be terminated, or if any such partnership or company should be dissolved, or if any other such event should occur, before delivery of the Sale Shares hereunder, title to the Sale Shares and (for any Sale Shares in certificated form) certificates representing the Sale Shares will be delivered by or on behalf of the Selling Shareholders in accordance with the terms and conditions of this Agreement; and actions taken by the Attorney pursuant to the Powers of Attorney will be as valid as if such death, incapacity, termination, dissolution or other event had not occurred, regardless of whether or not the Attorneys, or any of them, shall have received notice of such death, incapacity, termination, dissolution or other event.

3.                                 PROSPECTUS

3.1                           All information furnished by or on behalf of the Selling Shareholder for use in the Prospectus is true, complete, accurate and not misleading and no information has been omitted from such information which might make such information untrue, incomplete, inaccurate or misleading.

3.2                           At the date of the Underwriting Agreement the Prospectus does not, and will not, contain any untrue statement of a material fact in respect of the Selling Shareholder or omit to state any material fact in respect of the Selling Shareholder required to be stated in the Prospectus or necessary to make the statements in the Prospectuses in respect of the Selling Shareholders, in the light of the circumstances under which they were made, not misleading.

3.3                           The Selling Shareholder is not aware of any reason why the Company could not properly give any of the Exit Warranties given by it.

Part B
Registration Rights

1.                                 Following the US Listing, holders of Retained Shares shall comply with the rules of the Securities and Exchange Commission (“SEC”) in relation to such Retained Shares.

2.                                 At any time following the expiration of the Lock-Up Period, upon the written request of either (i) Original Investors holding Retained Shares or (ii) Additional Investors who either alone or in aggregate hold 10% of the issued equity share capital of the Company (the “Requesting Holder”), the Requesting Holder may request (each such request, a “Demand Registration”) that the Company at the Requesting Holder’s option either:

(i)                                         effect the registration under the Securities Act of all or part of the Lock-Up Shares held by such Requesting Holder or

(ii)                                      effect the registration of all or any such Requesting Holder’s Lock-Up Shares by filing a registration statement which provides for the sale by the Requesting Holder of its Retained Shares from time to time on a delayed or continuous basis.

3.                                 For each request, the Company will use its reasonable best efforts to effect the registration under the Securities Act of such Retained Shares and all other Retained Shares to be registered in accordance with paragraph 4.

4.                                 Upon receipt of a Demand Registration by a Requesting Holder, subject to the terms and conditions of the Registration Rights Agreement, the Company will as soon as possible but not later than three Business Days after the receipt of such notice, give written notice to all the Holders of Retained Shares that a Demand Registration has been received.  Each such other Holder may request, by delivery of written notice to the Company, that the Company also register its registrable securities on a pro rata basis.

5.                                 Priority in Requested Registrations.

If a Demand Registration involves an underwritten offering and the managing underwriter advises the Company, and the Retained Shareholders that in its opinion the number of securities to be included in such registration by such holders exceeds the maximum number of securities that can be sold without a reasonable expectation of an adverse effect on such offering, the Company shall reduce such registration on a pro-rata basis.

6.                                 The Company shall not be obligated to effect more than (i) two Demand Registrations per year from Original Investors and (ii) one Demand Registration per year from any Additional Investors pursuant to paragraph 2 above.

7.                                 The Company shall not be required to effect any more than one Demand Registration in a four-month period.

8.                                 The Company will pay all fees and expenses in connection with the Demand Registrations.

9.                                 Registration Procedures - the Company is required to use its reasonable best efforts to effect or cause the registration of any registrable securities under the Securities Act as provided in the Registration Rights Agreement and make all necessary filings thereto.

SCHEDULE 8
Agreed Form Deeds of Adherence

Part A
Agreed Form Managers Deed of Adherence

DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on                            20[  ]

BY:

[insert name of New Shareholder] of [insert address of New Shareholder] (the “New Shareholder”) in favour of the persons whose names are set out in the schedule to this deed and is supplemental to the Shareholders’ Agreement dated             2003 between (1) the Company, (2) SPCCo, (3) Midco (4) Bidco (5) the Managers, (6) the Original Investors, (7) Andy Sukawaty and (8) the Target  (the “Agreement”).

All the capitalised terms used in this deed shall have the same meaning as in the Agreement, unless otherwise provided.

THE NEW SHAREHOLDER UNDERTAKES AS FOLLOWS:

(1)                            The New Shareholder confirms that [[  ] “A” Ordinary Shares have been validly transferred to him by a Manager/he has subscribed for [  ] “A” Ordinary Shares]* in accordance with the Agreement, save for the execution of this deed, (ii) he has read a copy of the Agreement and (iii) he covenants with each person named in the schedule to this deed to be bound by all those provisions of the Agreement (other than clauses 1, 2, 3 and 4 ) expressed to be binding on each of the Managers, as if he had been named therein as a Manager.

*           DELETE AS APPROPRIATE

(2)                            The New Shareholder shall:

(a)                                      be entitled to all the benefits of the Agreement, as if he had been named therein as a party; and

(b)                                     be entitled to all the benefits of the Agreement expressed to be in favour of each of the Managers, as if he had been named therein as a Manager.

(3)                            The address and telefax number designated by the New Shareholders for the purposes of clause 18 of the Agreement are:

Address: [•]

Fax: [•]

For the attention of : [•]

(4)                            This deed may be executed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

(5)                            This deed is governed by English law and the provisions of clause 19.2 to 19.4 of the Agreement shall apply mutatis mutandis to this deed.

IN WITNESS whereof this deed has been executed by the New Shareholder and is intended to be and is hereby delivered on the date first above written.

EXECUTED as a deed by

[Insert Name]

Name

Address

Witness Signature
Name of Witness
Occupation
Address

Michael Storey

Ramin Khadem

Michael Butler

Gene Jilg

Alan Auckenthaler

Richard Denny

Alison Horrocks

Paul Griffith

Debbie Jones

Perry Melton

Permira Europe III Nominees Limited (as nominees for Permira Europe III L.P.1)

Permira Europe III Nominees Limited (as nominees for Permira Europe III L.P. 2)

Permira Investment Limited

Apax Europe V-A, L.P.

Apax Europe V-B, L.P.

Apax Europe C-C, GmbH & Co. KG.

Apax Europe V-D, L.P.

Apax Europe V-E, L.P.

Apax Europe V-F, C.V.

Apax Europe V-G, C.V.

Apax Europe V-1, L.P.

Apax Europe V-2, L.P.

[Insert names of all New Shareholders who are entered in the register of members at the time of execution of this deed]

Part B
Agreed Form Additional Investors Deed of Adherence

DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on                            20[  ]

BY:

[insert name of New Shareholder] of [insert address of New Shareholder] (the “New Shareholder”) in favour of the persons whose names are set out in the schedule to this deed and is supplemental to the Shareholders’ Agreement dated             2003 between (1) the Company, (2) SPCCo, (3) Midco (4) Bidco (5) the Managers, (6) the Original Investors, (7) Andy Sukawaty and (8) the Target  (the “Agreement”).

All the capitalised terms used in this deed shall have the same meaning as in the Agreement, unless otherwise provided.

THE NEW SHAREHOLDER UNDERTAKES AS FOLLOWS:

(1)                            The New Shareholder confirms that (i) [[  ] “B” Ordinary Shares have been validly transferred to him by an Original Investor/he has subscribed for [     ] “B” Ordinary Shares]* in accordance with the Agreement, save for the execution of this deed (ii) he has read a copy of the Agreement and (iii) he covenants with each person named in the schedule to this deed to be bound by all those provisions of the Agreement (other than clauses 1, 2, 3 and, for adhering Warrantholders, 19.4) expressed to be binding on each of the Original Investors, as if he had been named therein as an Original Investor.

*           DELETE AS APPROPRIATE

(2)                            The New Shareholder shall:

(a)                                      be entitled to all the benefits of the Agreement, as if he had been named herein as a party; and

(b)                                     be entitled to all the benefits of the Agreement expressed to be in favour of the Original Investors, as if he had been named therein as an Original Investor.

(3)                            The address and telefax number designated by the New Shareholder for the purposes of clause 18 of the Agreement are:

Address : [•]

Fax : [•]

For the attention of : [•]

(4)                            This deed may be executed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

(5)                            This deed is governed by English law and the provisions of clauses 19.2, 19.3 and, save for adhering Warrantholders, 19.4 of the Agreement shall apply mutatis mutandis to this deed.

IN WITNESS whereof this deed has been executed by the New Shareholder and is intended to be and is hereby delivered on the date first above written.

EXECUTED as a deed by

[Insert Name]

Director

Director/Secretary

Michael Storey

Ramin Khadem

Michael Butler

Gene Jilg

Alan Auckenthaler

Richard Denny

Alison Horrocks

Paul Griffith

Debbie Jones

Perry Melton

Permira Europe III Nominees Limited (as nominees for Permira Europe III L.P.1)

Permira Europe III Nominees Limited (as nominees for Permira Europe III L.P. 2)

Permira Investment Limited

Apax Europe V-A, L.P.

Apax Europe V-B, L.P.

Apax Europe C-C, GmbH & Co. KG.

Apax Europe V-D, L.P.

Apax Europe V-E, L.P.

Apax Europe V-F, C.V.

Apax Europe V-G, C.V.

Apax Europe V-1, L.P.

Apax Europe V-2, L.P.

[Insert names of all New Shareholders who are entered in the register of members at the time this deed is executed]

Part C
Agreed Form Original Investors Deed of Adherence

DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on                            20[  ]

BY:

[insert name of New Shareholder] of [insert address of New Shareholder] (the “New Shareholder”) in favour of the persons whose names are set out in the schedule to this deed and is supplemental to the Shareholders’ Agreement dated             2003 between (1) the Company, (2) SPCCo, (3) Midco (4) Bidco (5) the Managers, (6) the Original Investors, (7) Andy Sukawaty  and (8)  the Target  (the “Agreement”).

All the capitalised terms used in this deed shall have the same meaning as in the Agreement, unless otherwise provided.

THE NEW SHAREHOLDER UNDERTAKES AS FOLLOWS:

(1)                            The New Shareholder confirms that (i) [[  ] “B” Ordinary  Shares have been validly transferred to him by an Additional Investor Shareholder in accordance with the Agreement/ he has subscribed for [  ] “B” Ordinary Shares]*, save for the execution of this deed, (ii) he has read a copy of the Agreement and (iii) he covenants with each person named in the schedule to this deed to be bound by all those provisions of the Agreement (other than clauses 1, 2 and 3) expressed to be binding on each of the Additional Investor Shareholders, as if he had been named therein as an Additional Investor Shareholder.  Without prejudice to any antecedent liability of the Additional Investor Shareholder, the New Shareholder shall not be bound by any obligation expressed to be binding on an Additional Investor Shareholder under the Agreement, the time for performance of which has passed before the date of the transfer referred to in (i) above.

*           DELETE AS APPROPRIATE

(2)                            The New Shareholder shall:

(a)                                      be entitled to all the benefits of the Agreement, as if he had been named therein as a party; and

(b)                                     be entitled to all the benefits of the Agreement expressed to be in favour of the Additional Investor Shareholder, as if he had been named therein as an Additional Investor Shareholder.

(3)                            The address and telefax number designated by the New Shareholder for the purposes of clause 18 of the Agreement are:

Address : [•]

Fax : [•]

For the attention of : [•]

(4)                            This deed may be executed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

(5)                            This deed is governed by English law and the provisions of clauses 19.2 to 19.4 of the Agreement shall apply mutatis mutandis to this deed.

IN WITNESS whereof this deed has been executed by the New Shareholder and is intended to be and is hereby delivered on the date first above written.

EXECUTED as a deed by

[Insert Name]

Director

Director/Secretary

Michael Storey

Ramin Khadem

Michael Butler

Gene Jilg

Alan Auckenthaler

Richard Denny

Alison Horrocks

Paul Griffith

Debbie Jones

Perry Melton

Permira Europe III Nominees Limited (as nominees for Permira Europe III L.P.1)

Permira Europe III Nominees Limited (as nominees for Permira Europe III L.P. 2)

Permira Investment Limited

Apax Europe V-A, L.P.

Apax Europe V-B, L.P.

Apax Europe C-C, GmbH & Co. KG.

Apax Europe V-D, L.P.

Apax Europe V-E, L.P.

Apax Europe V-F, C.V.

Apax Europe V-G, C.V.

Apax Europe V-1, L.P.

Apax Europe V-2, L.P.

[Insert names of all new Shareholders who are entered in the register of members at the time of execution of this deed]

EXECUTED by the parties:

THE COMPANY

Signed by GRAHAM WRIGLEY	)
for and on behalf of	)	GRAHAM WRIGLEY
DUCHESSGROVE LIMITED	)

SPCCO

Signed by GRAHAM WRIGLEY	)
for and on behalf of	)	GRAHAM WRIGLEY
LAVENDERVIEW LIMITED	)

MIDCO

Signed by GRAHAM WRIGLEY	)
for and on behalf of	)	GRAHAM WRIGLEY
GRAPEDRIVE LIMITED	)

BIDCO

Signed by GRAHAM WRIGLEY	)
for and on behalf of	)	GRAHAM WRIGLEY
GRAPECLOSE LIMITED	)

THE MANAGERS

Signed by	)
MICHAEL STOREY	)	MICHAEL STOREY

Signed by	)
RAMIN KHADEM	)	RAMIN KHADEM

Signed by	)
MICHAEL BUTLER	)	MICHAEL BUTLER

Signed by	)
GENE JILG	)	GENE JILG

Signed by	)
ALAN AUCKENTHALER	)	ALAN AUCKENTHALER

Signed by	)
RICHARD DENNY	)	RICHARD DENNY

Signed by	)
ALISON HORROCKS	)	ALISON HORROCKS

Signed by	)
PAUL GRIFFITH	)	PAUL GRIFFITH

Signed by	)
DEBBIE JONES	)	DEBBIE JONES

Signed by	)
PERRY MELTON	)	PERRY MELTON

THE PERMIRA INVESTORS

Signed by SHARON ALVAREZ	)
for and on behalf of	)
PERMIRA EUROPE III L.P.1)
acting by its General Partner Permira Europe	)	SHARON ALVAREZ
II G.P. L.P. acting by its General Partner	)
Permira Europe III G.P. Limited	)

Signed by SHARON ALVAREZ	)
for and on behalf of	)
PERMIRA EUROPE III L.P.2)		SHARON ALVAREZ
acting by its General Partner Permira Europe I G.P.	)
L.P. acting by its General Partner Permira Europe	)
III G.P. Limited	)

Signed by SHARON ALVAREZ	)
for and on behalf of	)
PERMIRA EUROPE III GmbH & Co. KG	)	SHARON ALVAREZ
acting by its General Partner Permira Europe	)
III G.P. L.P. acting by its managing limited	)
partner Permira Europe III G.P. Limited	)

Signed by SHARON ALVAREZ	)
for and on behalf of	)
PERMIRA EUROPE III CO-INVESTMENT	)	SHARON ALVAREZ
SCHEME acting by its Administrator Permira	)
Europe III G.P. Limited	)

Signed by SHARON ALVAREZ	)
for and on behalf of	)
PERMIRA INVESTMENTS LIMITED	)	SHARON ALVAREZ
Acting by its nominee Permira Nominees Limited	)

THE APAX INVESTORS

Signed by ADRIAN BEECROFT AND CLIVE	)
SHERLING for and on behalf of	)
APAX EUROPE V-A, L.P. acting by its	)	ADRIAN BEECROFT and
discretionary Investment manager APAX PARTNERS	)	CLIVE SHERLING
PARTNERS EUROPE MANAGERS LTD	)

Signed by ADRIAN BEECROFT AND CLIVE	)
SHERLING for and on behalf of	)
APAX EUROPE V-B, L.P. acting by its	)	ADRIAN BEECROFT and
discretionary investment manager APAX PARTNERS	)	CLIVE SHERLING
EUROPE MANAGERS LTD	)

Signed by ADRIAN BEECROFT AND CLIVE	)
SHERLING for and on behalf of	)
APAX EUROPE V-C GmbH & Co K.G acting by	)
its discretionary investment manager APAX	)	ADRIAN BEECROFT and
PARTNERS EUROPE MANAGERS LTD	)	CLIVE SHERLING

Signed by ADRIAN BEECROFT and CLIVE	)
SHERLING for and on behalf of	)
PAX EUROPE V-D, L.P. acting by its discretionary	)	ADRIAN BEECROFT and
investment manager APAX PARTNERS EUROPE	)	CLIVE SHERLING
MANAGERS LTD	)

Signed by ADRIAN BEECROFT AND CLIVE	)
SHERLING for and on behalf of	)
APAX EUROPE V-E, L.P. acting by its	)	ADRIAN BEECROFT and
discretionary investment manager APAX		CLIVE SHERLING
PARTNERS EUROPE MANAGERS LTD	)

Signed by ADRIAN BEECROFT AND CLIVE	)
SHERLING for and on behalf of	)
APAX EUROPE V-F, C.V. acting by its	)
discretionary investment manager APAX	)	ADRIAN BEECROFT and
PARTNERS EUROPE MANAGERS LTD	)	CLIVE SHERLING

Signed by ADRIAN BEECROFT AND CLIVE	)
SHERLING for and on behalf of	)
APAX EUROPE V-G, C.V. acting by its	)	ADRIAN BEECROFT and
discretionary investment manager APAX	)	CLIVE SHERLING
PARTNERS EUROPE MANAGERS LTD	)

Signed by ADRIAN BEECROFT AND CLIVE	)
SHERLING for and on behalf of	)
APAX EUROPE V-1, L.P. acting by its	)	ADRIAN BEECROFT and
discretionary investment manager APAX	)	CLIVE SHERLING
PARTNERS EUROPE MANAGERS LTD	)

Signed by ADRIAN BEECROFT AND CLIVE	)
SHERLING for and on behalf of	)
APAX EUROPE V-2, L.P. acting by its	)	ADRIAN BEECROFT and
discretionary investment manager APAX	)	CLIVE SHERLING
PARTNERS EUROPE MANAGERS LTD	)

THE TARGET

INMARSAT VENTURES PLC	)
Signed by RICHARD VOSS	)	RICHARD VOSS